UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

The Howard Hughes Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Annual Meeting of Stockholders
Proxy  Statement

2023

9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
Letter from Our Chairman
Dear Fellow Stockholders:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of The Howard Hughes Corporation. We will hold the meeting at 9:00 a.m., Eastern Time, on Thursday, May 25, 2023, at Pier 17 Green Room, located at Pier 17, 89 South Street, 3rd Floor, New York, New York 10038. Enclosed you will find a notice setting forth the items that we expect to address during the meeting and our Proxy Statement.
I would like to personally thank you for your investment in The Howard Hughes Corporation. We look forward to welcoming many of you to our annual meeting. It is important that your shares be voted at the meeting in accordance with your preference. Your vote is important to us. Even if you do not plan to attend the meeting in person, we hope that your votes will be represented at the meeting by filling out, signing, dating and returning your proxy card or voting by using the available Internet or telephone voting procedures.
Sincerely,
William A. Ackman
Chairman of the Board of Directors
April 10, 2023

9950 Woodloch Forest Drive, Suite 1100 The Woodlands, Texas 77380
Notice of 2023 Annual Meeting of Stockholders

Thursday, May 25, 2023	9:00 a.m., Eastern Time	Pier 17 Green Room 89 South Street, 3rd Floor New York, NY 10038
ITEMS OF BUSINESS
1	Election to our Board of Directors of the ten director nominees named in the attached Proxy Statement for a one-year term
2	An advisory (non-binding) vote to approve executive compensation (Say-on-Pay)
3	An advisory (non-binding) vote on the frequency of advisory votes on executive compensation
4	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023
5	Transaction of such other business as may properly come before our 2023 Annual Meeting of Stockholders
RECORD DATE

The record date for the determination of the stockholders entitled to vote at our 2023 Annual Meeting of Stockholders, or any adjournments or postponements thereof, was the close of business on March 29, 2023.

Your vote is important to us. Please exercise your stockholder right to vote.
By Order of the Board of Directors,
David O’Reilly
Chief Executive Officer
April 10, 2023

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to Be Held on May 25, 2023

Our Proxy Statement, 2023 Annual Report to Stockholders and other materials are available on our website at www.proxyvote.com

Proxy Summary
This summary highlights certain information from our Proxy Statement for the 2023 Annual Meeting of Stockholders. You should read the entire Proxy Statement carefully before voting.
2023 ANNUAL MEETING INFORMATION
Thursday, May 25, 2023	9:00 a.m. Eastern Time
Record Date March 29, 2023	Pier 17 Green Room 89 South Street, 3rd Floor New York, NY 10038
Admission:	Photo identification and proof of ownership as of the record date are required to attend the Annual Meeting.
For additional information about our Annual Meeting, see “Questions and Answers Regarding This Proxy Statement and The Annual Meeting.”
MATTERS TO BE VOTED ON AT OUR 2023 ANNUAL MEETING
Proposal		Board Recommendation	Page
1	Election of directors	FOR each director nominee	27
2	Advisory (non-binding) vote to approve executive compensation	FOR	34
3	Advisory (non-binding) vote on the frequency of future “Say-on-pay” Votes on executive compensation	FOR every year	35
4	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2023	FOR	36

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Proxy Summary
DIRECTOR NOMINEES
						Committee Memberships
Name	Age	Director Since	Tenure	Independent	Principal Occupation	Audit	Compensation	Nominating & Corporate Governance	Risk	Other Current Public Company Boards
William Ackman	56	2010	12	✓	Chief Executive Officer and Portfolio Manager of Pershing Square Capital Management, L.P.					• Universal Music Group N.V.
David Eun	56	*	0	✓	Co-CEO, Alakai Group, LLC					• None
Adam Flatto	60	2010	12	✓	Chief Executive Officer and President of The Georgetown Company					• None
Beth Kaplan	65	2017	5	✓	Managing Partner of Axcel Partners, LLC					• Crocs, Inc. • Brilliant Earth Group Inc. • Rent the Runway, Inc.
Allen Model	77	2010	12	✓	Treasurer and Vice Chairman of Overseas Strategic Consulting, Ltd.					• None
David O’Reilly	48	2020	2	✘	Chief Executive Officer of The Howard Hughes Corporation					• Kite Realty Group Trust
R. Scot Sellers	66	2010	12	✓	Former Chief Executive Officer of Archstone					• Inspirato LLC • Maui Land & Pineapple Company, Inc.
Steven Shepsman	70	2010	12	✓	Executive Managing Director of New World Realty Advisors					• None
Mary Ann Tighe	74	2011	11	✓	Chief Executive Officer of CBRE’s New York Tri-State Region					• None
Anthony Williams	71	2021	2	✓	Chief Executive Officer and Executive Director of the Federal City Council					• None
Meetings in 2022: 11						5	5	4	4
Average (Years)	64		8

*
Mr. Eun is a new director nominee and, if elected, he will fill the vacancy on the Board created by the departure of Linda Foggie, who resigned from the Board effective June 27, 2022.

Chair	Member	Financial Expert	Chairman of the Board

2 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proxy Summary
GOVERNANCE HIGHLIGHTS
The Board of Directors (the “Board”) and management believe that good corporate governance promotes accountability to stockholders, enhances investor confidence in The Howard Hughes Corporation (“HHC” or the “Company”) and supports long-term value creation. The Company has implemented and fostered a culture of good corporate governance, which includes the following:
✓	None of our director nominees serve on an excessive number of boards	✓	Each committee of the Board has a published charter that is reviewed annually
✓	A majority of executive pay is tied to performance-based and long-term equity incentives	✓	Each committee of the Board is 100% comprised of independent directors
✓	The Board follows Corporate Governance Guidelines	✓	The Board and each of its committees meet regularly and frequently without management present
See “Matters Related to Corporate Governance, Board Structure, Director Compensation and Stock Ownership” for more information.

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Proxy Summary
EXECUTIVE COMPENSATION HIGHLIGHTS
The Compensation Committee of the Board seeks to align the Company’s executive compensation program with its business strategy to attract, retain and engage the talent we need to compete in our industry, and to align management with stockholders’ interests. The table below highlights key aspects of our executive compensation program and practices.

✓	A compensation recovery policy designed to prevent misconduct by any executive officers	✓	Non-employee directors and executive officers are subject to stock ownership guidelines
✓	No single-trigger change-in-control for severance pay and benefits	✓	No tax gross-ups in executive employment agreements or incentive plans
✓	Minimum three-year vesting period for the performance-based component of long-term equity awards	✓	A general prohibition against short sales, investing in publicly traded options, hedging, pledging and margin accounts, and limit orders, in each case, involving Company securities
✓	A substantial portion of our long-term equity awards contains meaningful performance hurdles to achieve full vesting

4 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proxy Summary
HHCOMMUNITIES
We believe that our expansive portfolio and tremendous scale give HHC a unique opportunity to build next-generation communities and make a meaningful, positive impact on people’s lives at local, regional, and national levels. We are acutely aware of the responsibility that comes along with that opportunity. Building on our reputation for excellence and innovation, we remain focused on making our developments sustainable; giving back to our communities; protecting our landscapes; supporting inclusivity; and establishing communities that create value and well-being for generations to come.
Acknowledging the power of our scale, as well as the opportunities for taking climate action, we are amplifying and accelerating our efforts to further advance resiliency, conservation, innovation, and inclusion throughout our large-scale, mixed-use communities. We have aligned our community strategies to support the United Nations Sustainable Development Goals (UN SDGs), defined by the UN as the blueprint for achieving a better and more sustainable future for all – a framework that helps us view our people-centric approach to development and management through the global lens of our planet’s most pressing issues.
SUSTAINABLE
HHC’s guiding principle that drives the development of our award-winning master-planned communities is, ‘How you live, how we build’. Each community manages and addresses its unique context through resilient planning, green building design, high operational performance, and ongoing risk management. We continue to monitor and refine our approach as developments transition into operating assets to ensure continued support for the responsible use of resources, conservation, and efficiency measures. From an operational standpoint, we measure energy, water, emissions, and waste performance and proactively pursue efforts to reduce our impact across our portfolio. These efforts align with UN Sustainable Development Goals 6, 7, 12, 13 and 15, all of which focus on climate health and responsible resource stewardship. We complement this holistic approach with programs and actions customized for the age, asset type and regional considerations of our diverse properties. Data-driven analysis, engineering insights and occupant feedback drive unique strategies for each of our buildings.
In 2017, we set 10-year environmentally focused goals for energy use reduction, water use reduction, waste reduction and diversion and carbon emission reduction.
We report our progress against the goals annually in our HHCommunities report and leverage industry leadership programs to benchmark environmental performance. Our sustainability report highlighted our management of climate-related risks and opportunities in line with the Task Force on Climate-related Financial Disclosures (TCFD) recommendations. Annually, we work with DNV Business Assurance USA, Inc. to externally confirm our energy consumption, water consumption, greenhouse gas emissions and waste data. Leadership in Energy and Environmental Design (LEED), U.S. Environmental Protection Agency’s (EPA) ENERGY STAR and BOMA 360 certifications validate our use of sustainable design, construction and operations principles that result in reduced resource usage, decreased emissions and better well-being for building occupants. We achieved 16 ENERGY STAR certifications, 10 BOMA 360 certifications, 1 LEED certification, 2 LEED precertifications and 10 LEED registered projects, raising our total count to 82 active and pending certifications. The Woodlands, established in 1974, is the largest MPC in the world to receive LEED precertification; the recognition demonstrates HHC’s alignment with sustainability principles for nearly five decades.
In 2022, HHC was recognized by Global Real Estate Sustainability Benchmark (GRESB) for its sustainability leadership, earning the top ranking in the U.S. Diversified Listed peer group for the 2022 GRESB Real Estate Assessment’s Standing Investments Benchmark. The Company was also recognized as Sector Leader in the Americas Diversified category for its sustainability performance and best practices within the real estate industry. HHC’s first-place peer group ranking was determined by its strong portfolio-wide performance across topics of sustainability, inclusion and transparency. Two key scoring components of the Real Estate Assessment include management and performance. The management component measures an entity’s overall strategy and leadership, approach to stakeholder engagement, and policies and processes. The performance component measures an entity’s environmental and social performance.
INCLUSIVE
We build vibrant, diverse, and culturally rich communities that deliver an exceptional quality of life for generations to come. Our dedicated and talented team continues the work of the forward-thinking placemakers – James Rouse, George Mitchell, Victoria Ward and Howard Hughes – whose collective legacy of

Proxy Statement for the 2023 Annual Meeting of Stockholders / 5

Proxy Summary
innovation, imagination, and excellence form the basis of our company. As of December 31, 2022, we had approximately 565 employees supporting our core business, with an additional 175 employed at the Las Vegas Ballpark, including seasonal staff required to support ongoing ballpark events and merchandising operations.
The continuous development of our employees – at work and at home – is intrinsically linked to our Company’s ever-evolving creation and stewardship of inclusive, sustainable community living. We encourage continued learning through tuition reimbursement, student debt management resources, and a fund for non-job-related training. To support our employees’ personal well-being, we offer competitive programs for our employees and their families at all stages of life, including a robust health benefits plan, 401k match plan, up to 12 weeks of fully paid leave for parents welcoming new children, financial support of adoption, donation, and surrogacy services, and bicycle reimbursement.
In 2022, HHC continued to build upon our Diversity, Equity, and Inclusion (DEI) strategies to elevate our overall goals and experiences for our employees and communities. We strive for diversification and retention of talent that ultimately drives top performance, diverse thought, inclusive culture, and leadership development. We invest in processes that help to activate equitable access for employee growth, both personally and professionally. We provide opportunities for all to develop a sense of belonging, fair representation, and engagement through initiatives such as trainings, strategic talent acquisition partnerships, Employee Resource Groups, and annual DEI goals. As of December 31, 2022, our workforce was 52% female and 35% ethnically diverse. Employees at a Vice President level or above were 31% female and 19% ethnically diverse.
In addition to our focus on our employees, we are highly attuned to how we impact the lives of those within our communities, and we support over 350 causes of local charities through monetary donations and volunteerism within our HHCares program. In 2022, the Company donated over $3.9 million nationwide, and matched more than $80,000 of individual employee donations to registered 501c3 non-profit organizations. Our employees also donated upwards of 1,300 hours of volunteer time throughout 2022.
At Howard Hughes, we recognize that our employees are the lifeblood of all we do, and we are committed to supporting them in all aspects of life. We believe better employees make better companies, and better companies build better communities.
TRANSPARENT
In order to identify, monitor, and mitigate potential risks that could impact our organization and investors, The Howard Hughes Corporation has made governance risk and management a top Board priority. As part of our corporate governance framework, we have a formal Enterprise Risk Management (ERM) Program that is overseen by the Board’s Risk Committee and led by our Risk Management team. The Risk Committee helps to evaluate the effectiveness of the ERM Program and the performance of the Risk Management team. It also reviews and monitors risks that have been identified and are considered critical by management, such as capital, market, liquidity, legal, regulatory, operational, reputational and strategic risks. The Risk Committee reviews and approves periodic risk assessment results and reviews risk mitigation activities deemed material by management. The Risk Committee also reviews risk mitigation activities for emerging risks and oversees management’s approach to fostering a risk-intelligent culture.
HHC’s program is shaped and supported by the Board and encompasses a range of corporate governance policies and guidelines that include but are not limited to: Anti-Corruption Compliance Policy, Board Diversity Policy, Cybersecurity Policy, Code of Business Conduct and Ethics for Officers and Employees, Code of Business Conduct and Ethics for the Board of Directors, Corporate Governance Guidelines, and Insider Trading Policy. These policies and our Human Rights Policy is published on the Company’s website (https://investor.howardhughes.com/documents).
Additional details on our sustainable, inclusive, and transparent approach are available in our latest annual report now called the HHCommunities Report, which can be found on the Company’s website (https://www.howardhughes.com/our-company/esg).

6 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proxy Summary

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Proxy Summary

8 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proxy Statement for Annual Meeting of
Stockholders to Be Held on May 25, 2023
QUESTIONS AND ANSWERS REGARDING THIS PROXY STATEMENT AND THE ANNUAL MEETING
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to its proxy materials over the Internet or, upon your request, through the mail. These materials are being provided in connection with the solicitation of proxies by the Board for use at the Company’s 2023 annual meeting of stockholders or any postponement or adjournment thereof (the “Annual Meeting”). Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 10, 2023 to stockholders entitled to notice of, and to vote at, the meeting.
All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet.
You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at 9:00 a.m., Eastern time, on Thursday, May 25, 2023, at Pier 17 Green Room, 89 South Street, 3rd Floor, New York, NY 10038.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:
•
view the Company’s proxy materials for the Annual Meeting on the Internet; and

•
instruct the Company to send future proxy materials to you electronically by email.

The Company’s proxy materials are also available on the Company’s website at www.howardhughes.com under the “Investors” tab.
If you previously elected to access your proxy materials over the Internet, you will not receive a Notice or printed proxy materials in the mail. Instead, you have received an email with a link to the proxy materials and voting instructions.
Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you, which should result in lower costs associated with the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Proxy Statement for the 2023 Annual Meeting of Stockholders / 9

Proxy Statement for Annual Meeting of Stockholders to Be Held on May 25, 2023
What is included in the proxy materials?

The proxy materials include:
•
the Company’s Notice of the Annual Meeting;

•
this Proxy Statement for the Annual Meeting; and

•
the Company’s 2023 Annual Report to Stockholders.

If you requested printed versions of these materials by mail, the proxy materials will also include a proxy card (for stockholders of record) or a voting instruction form (for beneficial owners) for the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of Company common stock at the close of business on March 29, 2023 are entitled to receive notice of, and to vote their shares at, the Annual Meeting. As of March 29, 2023, there were 49,996,486 shares of Company common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
If your shares are registered in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered a “stockholder of record.” If your shares are held in an account with a broker, bank or other nominee, you are considered the “beneficial owner.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares.

How do I vote?

How to Vote
Your vote is important. Please vote as soon as possible by one of the methods shown below.
In person at the Annual Meeting
All stockholders of record may vote in person at the Annual Meeting. You can request a ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

By telephone
All stockholders of record may vote their shares by calling 1-800-690-6903 toll-free. Submit your vote by telephone until 11:59 p.m. ET on May 24, 2023. Have your proxy card available and follow the instructions provided by the recorded message to vote your shares. If you are a beneficial owner of shares, you may vote your shares by telephone by following the instructions sent to you by your broker, bank or other record holder.

By Internet
All stockholders of record may vote their shares online at www.proxyvote.com. Use the Internet to transmit your voting instructions until 11:59 p.m. ET on May 24, 2023. Have your proxy card available and follow the instructions on the website to vote your shares. If you are a beneficial owner of shares, you may vote your shares online by following the instructions sent to you by your broker, bank or other record holder.

By mail
If you are a stockholder of record, you may request from us, by following the instructions on your Notice or in the email that you received, printed copies of the proxy materials, which will include a proxy card.
If you are a beneficial owner of shares, you may vote your shares by mail by following the instructions sent to you by your broker, bank or other record holder.

10 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proxy Statement for Annual Meeting of Stockholders to Be Held on May 25, 2023

Internet and telephone voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. ET on May 24, 2023. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. You should follow the voting instructions in the materials provided to you by your broker, bank or other holder of record. If you vote on the Internet or by telephone, you do not have to return a proxy card or voting instruction form. If you are located outside the U.S. and Canada, please use the Internet or mail voting procedures. Your vote is important. Your timely response may save us the expense of attempting to contact you again.

What is householding and how does this affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, registered stockholders, who have the same address and last name and who receive paper copies of the proxy materials in the mail, will receive only one copy of our proxy materials. This consolidated method of delivery will continue unless one or more of these stockholders notifies us that they would like to receive individual copies of proxy materials. This procedure reduces our printing costs and postage fees. If a stockholder of record residing at such address wishes to receive separate proxy materials in the future, he or she may contact The Howard Hughes Corporation, 9500 Woodloch Forest Drive, Suite 1100, The Woodlands, Texas 77380, Attention: Investor Relations.

What can I do if I change my mind after I submit my proxy?

If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:
•
delivering written notice revoking your proxy to the Corporate Secretary at the Company’s address set forth above;

•
timely delivering a new, later-dated proxy using one of the methods described above; or

•
voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

What shares are included in my proxy?

If you are a stockholder of record, you will receive one proxy card for all of your shares that are registered in your name with the Company’s transfer agent. If you are a beneficial owner of shares, the voting instructions you receive from your broker, bank or other nominee will indicate the number of shares of Company common stock held by them on your behalf. If you received more than one proxy card or voting instructions, then your shares are likely registered in more than one name with the Company’s transfer agent and/or held in more than one account with your broker, bank or other nominee. Please complete, sign, date and return each proxy card and/or voting instructions to ensure that all of your shares are voted.

What happens if I do not give specific voting instructions?

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions. If a properly executed proxy gives no specific instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
If you are a beneficial owner of shares and do not provide your broker, bank or other nominee with specific voting instructions, then under the rules of the New York Stock Exchange (the “NYSE”), they may only vote on matters for which they have discretionary power to vote. If your broker, bank or other nominee does not receive instructions

Proxy Statement for the 2023 Annual Meeting of Stockholders / 11

Proxy Statement for Annual Meeting of Stockholders to Be Held on May 25, 2023

from you on how to vote your shares and they do not have discretion to vote on the matter, then the broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares.
Your broker, bank or other nominee will not be permitted to vote on your behalf on the election of directors; the advisory vote on executive compensation; and other matters to be considered at the Annual Meeting, unless you provide specific instructions by completing and returning a properly executed proxy or following the instructions provided to you to vote your shares. For your vote to be counted, you need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting.

What constitutes a quorum?

A majority of the outstanding shares of common stock must be present, in person or by proxy, to constitute a quorum at the Annual Meeting.
Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner.

Who can attend the Annual Meeting?

The Annual Meeting is open to all holders of the Company’s common stock as of the record date. Please note photo identification and proof of ownership as of the record date are required to attend the Annual Meeting.

12 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proxy Statement for Annual Meeting of Stockholders to Be Held on May 25, 2023

What will the stockholders vote on at the Annual Meeting, what are the voting requirements for each of the matters to be voted on at the Annual Meeting, and what are the Board’s voting recommendations?

Proposal		Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes	Board Recommendation
1	Election of directors	Each director nominee must receive the affirmative vote of a majority of the votes cast with respect to the nominee, excluding abstentions	No	No effect	✓ FOR each director nominee
2	Advisory (non-binding) vote to approve executive compensation (Say-on-Pay)	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions have the effect of a vote cast against the matter and broker non-votes have no effect	✓ FOR
3	Advisory (non-binding) vote on the frequency of advisory votes on executive compensation	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions have the effect of a vote cast against the matter and broker non-votes have no effect	✓ FOR every year
4	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023	Affirmative vote of a majority of the votes cast	Yes	No effect	✓ FOR

Proxy Statement for the 2023 Annual Meeting of Stockholders / 13

Matters Related to Corporate Governance,
Board Structure, Director Compensation and
Stock Ownership
CORPORATE GOVERNANCE
The Board has adopted the following policies to serve as the governing framework of the Company:
■
corporate governance guidelines to assist the Board in the exercise of its responsibilities to the Company and its stockholders;

■
a code of business conduct and ethics applicable to the Company’s directors;

■
a code of business conduct and ethics applicable to the Company’s officers and other employees; and

■
written charters for its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee.

The Company’s corporate governance guidelines, codes of business conduct and ethics and committee charters are available on the Company’s website at www.howardhughes.com under the “Investors” tab. You may also obtain a copy of these policies upon written request to the Company’s Corporate Secretary at its principal executive office.
The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new SEC or NYSE corporate governance requirements.
The Board may, at its discretion, elect a Chairman of the Board from among the directors. If at any time the
Chairman of the Board is a current or former executive officer of the Company, or for any reason is not an independent director, a presiding director will be selected by the independent directors from among the directors who are not current or former executive officers of the Company and are otherwise independent. The Board adopted this structure to promote decision-making and governance that are independent of the Company’s management and to better perform the Board’s monitoring and evaluation functions. The positions of Chairman of the Board and Chief Executive Officer are held by different individuals. The Chairman of the Board, William Ackman, is not a member of Company management.
The Board has established a policy that its non-management directors meet in executive session, without members of management present at least four times per year; provided, however, that any non-management director may request additional executive sessions of the non-management directors at any time, if and when necessary, to discuss any matter of concern. The Chairman of the Board or presiding director presides over each executive session. The Board policy provides that if the Board includes non-management directors that are not independent, at least one executive session each year will include only independent directors.
The Company believes that the foregoing policies and practices, when combined with the Company’s other governance policies and procedures, provide an appropriate framework for oversight, discussion and evaluation of decisions and direction from the Board.

14 \ The Howard Hughes Corporation ● investor.howardhughes.com

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
Foundation in Sound Governance Practices
✓	Regular executive sessions of independent directors	✓	Majority voting with resignation policy for directors in uncontested elections
✓	Annual Board and committee evaluations, including an independent third-party evaluation once every three years	✓	A general prohibition against short sales; investing in publicly traded options; hedging; pledging and margin accounts; and limit orders, in each case, involving Company securities
✓	Directors may contact any employee of our Company directly, and the Board and its committees may engage independent advisors at their sole discretion	✓	Stockholders holding at least 15% of our outstanding shares of common stock can call a special meeting of stockholders
✓	Annual elections of directors (i.e., no staggered board)	✓	Director and executive stock ownership requirements
		✓	Executive Compensation Recoupment Policy
RISK MANAGEMENT
The Board views risk management as one of its primary responsibilities. A fundamental part of risk management is not only understanding the risks that the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board is responsible for overseeing the risk management of our Company, which is carried out by the full Board as well as at each of its committees and, in particular, the Risk Committee.
BOARD RISK MANAGEMENT OVERSIGHT INCLUDES:
■
strategic and financial considerations

■
legal, regulatory and compliance risks

■
other risks considered by the committees

RISK COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
development and implementation of the Company’s enterprise risk management program, which is an enterprise-wide program designed to enable effective and efficient identification of critical enterprise risks and to incorporate risk considerations into decision making

■
overall risk-taking tolerance and risk governance

■
ESG risks

AUDIT COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
financial, legal and compliance risks

■
technology and cybersecurity risks

COMPENSATION COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
considering the relationship between the Company’s overall compensation policies and practices for employees, including executive officers, and risk, including whether such policies and practices give rise to risks that would be reasonably likely to have a material adverse effect on the Company

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
managing risks related to Board composition

■
oversight of risks related to corporate governance

Proxy Statement for the 2023 Annual Meeting of Stockholders / 15

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
DIRECTOR INDEPENDENCE
NYSE corporate governance guidelines require that at least a majority of the members of the Board meet the NYSE criteria for independence. The Board has determined that each of its non-management directors, which include Mr. Ackman, Mr. Flatto, Ms. Kaplan, Mr. Model, Mr. Sellers, Mr. Shepsman, Ms. Tighe and Mr. Williams, is independent under the NYSE independence standards. The Board has also determined that its new non-management director nominee, Mr. Eun, is independent under the NYSE independence standards. Mr. O’Reilly is not independent because he is the Chief Executive Officer of the Company.

DIRECTOR NOMINATIONS
Qualifications
The Nominating and Corporate Governance Committee considers a number of factors in its evaluation of director candidates. These factors include their specific experience, qualifications, attributes and skills in light of the Company’s business. The Nominating and Corporate Governance Committee is also responsible for recommending the nomination of those incumbent directors it deems appropriate for reelection to the Board and, if applicable, reappointment to any committees of the Board on which such director serves.
While the Nominating and Corporate Governance Committee has not established specific criteria relating to a candidate’s age, education, experience level or skills, qualified candidates are expected to have strong business expertise and, in particular, experiences and expertise with regard to one or more of the following: real estate development and management, retail and entertainment operations, marketing, capital markets, technology, financial reporting, risk management, public policy and government relations, ESG and/or business strategy. Under the Committee’s Charter and our Diversity Policy, the Nominating and Corporate Governance Committee also considers the independence of the nominee, availability for service to the Company (including any potential conflicts of interest), age of the incumbent directors on the Board, diversity and the Board’s anticipated needs with regard to director expertise. With regard to diversity, the Nominating and Corporate Governance Committee is committed to considering candidates for the Board regardless of gender, ethnicity and national origin, recognizing the importance of maintaining a Board with a broad scope of backgrounds that will expand the views and experiences available to the Board in its deliberations.
Stockholder Recommendations
The Nominating and Corporate Governance Committee will consider recommendations of potential candidates from stockholders based on the same criteria as a candidate identified by the Nominating and Corporate Governance Committee.
To recommend a candidate, a stockholder must provide notice to the Company. The notice must include the following:
■
monetary agreements, arrangements and understandings during the past three years as to each person being recommended, all information relating to such person that would be required to be disclosed in a proxy statement, or other filings required to be made in connection with solicitations of proxies for election of directors in contested elections;

■
such person’s written consent to being named in a proxy statement for the Company’s next annual meeting of stockholders as a nominee and to serving as a director if elected; and

■
a description of all direct and indirect compensation between the Company and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and, if applicable, the beneficial owner of the shares held by such stockholder.

For information regarding when notice must be received to be considered timely, see “Stockholder Proposals for 2024 Annual Meeting of Stockholders.”

16 \ The Howard Hughes Corporation ● investor.howardhughes.com

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
STOCKHOLDER ENGAGEMENT
We believe that strong corporate governance should include year-round engagement with our stockholders. Through our investor outreach program, we solicit feedback on our executive compensation program, corporate governance and disclosure practices, and we respond to questions regarding our programs, policies and goals. We share the feedback we receive with our Board of Directors and applicable Committees.

COMMUNICATIONS WITH THE BOARD
Any stockholder or other interested party may communicate with the Board, any Board committee, the non-management directors or any individual director. All written communications must identify the recipient and the author and be sent by certified mail to the Company’s principal executive offices at:
The Howard Hughes Corporation
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
Attention: Corporate Secretary
The Corporate Secretary will act as agent for the directors in facilitating these communications.
CODES OF BUSINESS CONDUCT AND ETHICS
The Company has adopted a code of business conduct and ethics applicable to the Company’s directors and a code of business conduct and ethics applicable to the Company’s officers and other employees, each of which can be found on the Company’s website at investor.howardhughes.com/documents. The purpose of these codes is to, among other things, affirm the Company’s commitment to the highest standards of business conduct and ethics, integrity and attendant compliance reporting in accordance with all applicable laws. The codes set forth a common set of values and standards to which all of the Company’s directors, officers and employees are expected to adhere. The Company will post information regarding any amendment to, or waiver from, its codes of business conduct and ethics on its website under the “Investors” tab as required by applicable law.

Proxy Statement for the 2023 Annual Meeting of Stockholders / 17

The Board, Its Committees and Its
Compensation
THE BOARD
Eight of our current directors are non-management directors; Mr. Eun will be our ninth non-management director, if elected. Under the Company’s amended and restated bylaws, the Board may select one of its members to be Chairman of the Board. William Ackman is the Chairman of the Board.
Under the Company’s corporate governance guidelines, Board members are expected to devote the time reasonably necessary to discharge their responsibilities and to prepare for and, to the extent reasonably practicable, attend and participate in all meetings of the Board and the committees on which they serve. Each director is expected to attend the annual meeting of stockholders. The Board held a total of 11 meetings in 2022. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2022. All the directors attended our 2022 annual meeting of stockholders.
Our individual Board members have varied expertise and bring extensive professional experience both within and outside the real estate industry. This provides our Board with a vast collective skill set that is advantageous to the Board’s oversight of our Company. While the industry-specific expertise possessed by certain of our Board members is essential, we also benefit from the viewpoints of our directors with expertise from outside of the real estate industry. These varied perspectives expand the Board’s ability to provide relevant guidance to our leadership team and overall business.

BOARD COMMITTEES
Our Board has four regularly standing committees: Audit; Compensation; Nominating and Corporate Governance; and Risk. The specific membership of each committee allows us to take advantage of our directors’ diverse skill sets, which enables deep focus on committee matters.
Each of our committees:
•
Operates pursuant to a written charter (available on our website at www.howardhughes.com under the “Investors” tab);

•
Reviews its charter annually; and

•
Evaluates its performance annually.

The Company’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing committees and our Board considers the potential effect of any matter on our reputation.

18 \ The Howard Hughes Corporation ● investor.howardhughes.com

The Board, its Committees and its Compensation
AUDIT	Meetings in 2022: 6
All Independent	Key Responsibilities
•Steven Shepsman • Beth Kaplan • Allen Model • Anthony Williams
•
Pre-approving auditing services, internal control-related services and permitted non-audit services to be performed for the Company by the independent registered public accounting firm

•
Reviewing and discussing with management and the independent registered public accounting firm financial statement and disclosure matters

•
Reviewing the findings and recommendations of the Company’s independent registered public accounting firm and management’s response to the recommendations of that firm

•
Reviewing and discussing with management and the independent registered public accounting firm the Company’s significant financial and accounting risk exposure

•
Overseeing the internal audit function

•
Overseeing compliance with applicable legal and regulatory requirements as it relates to financial reporting

•
Establishing “whistleblower” procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters

Key Skills and Experiences Represented
• Audit, tax, accounting • Preparation or oversight of financial statements • Compliance • Risk management • Public policy and government relations
Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that Mr. Shepsman meets the requirements of an “audit committee financial expert” as defined by the rules of the Securities Exchange Act of 1934 (the “Exchange Act”).
COMPENSATION	Meetings in 2022: 5
All Independent	Key Responsibilities
•R. Scot Sellers • William Ackman • Mary Ann Tighe • Adam Flatto
•
Evaluating the performance of and determining the compensation for the Company’s executive officers, including its Chief Executive Officer

•
Reviewing, approving and recommending to the Board the Company’s annual and long-term incentive plans and programs

•
Reviewing and approving employment and other contracts relating to compensation of the Company’s executive officers

•
Reviewing director compensation policies, objectives and programs and approving the form and amount of director compensation

•
Reviewing with management and approving the Compensation Discussion and Analysis to be included in the Company’s proxy statement

Key Skills and Experiences Represented
• Setting executive compensation • Evaluating executive and Company-wide compensation programs • Human capital management

Proxy Statement for the 2023 Annual Meeting of Stockholders / 19

The Board, its Committees and its Compensation
NOMINATING AND CORPORATE GOVERNANCE	Meetings in 2022: 4
All Independent	Key Responsibilities
•Beth Kaplan •Adam Flatto • Steven Shepsman • Mary Ann Tighe • Anthony Williams
•
Developing and recommending corporate governance guidelines applicable to the Board and the Company’s employees

•
Developing criteria and qualifications for directors to be used in identifying, reviewing and selecting director candidates

•
Identifying and recommending diverse individuals qualified to be directors

•
Reviewing relationships between directors, the Company and members of management and recommending to the Board whether directors are independent

•
Recommending committee composition and assignments

Key Skills and Experiences Represented
• Corporate governance • Current and prior public company board service
RISK	Meetings in 2022: 4
All Independent	Key Responsibilities
•Allen Model • Beth Kaplan • R. Scot Sellers • Steven Shepsman
•
Assisting the full Board in the assessment and evaluation of critical risks

•
Approving the Company’s enterprise-wide, risk management framework

•
Reviewing policies and procedures established and implemented by management to understand general enterprise and related business risk inherent in the Company’s business

•
Providing strategic consultation and input to management to assist management in evaluating policies and practices that provide the framework to ensure operational efficiency and necessary controls for operational and other risks

•
Identifying which risks should be elevated to the full Board for assessment

•
Overseeing the delegation of risk-related responsibilities to each Board Committee

•
Meeting periodically with management to discuss certain business opportunities and help determine whether additional resources should be allocated for development and subsequent presentation to the full Board

Key Skills and Experiences Represented
• Understanding of how risk is undertaken, mitigated and controlled • Real estate, retail and entertainment operating experience
Commitment of Our Board – 2022	2022 Meetings
Board	11
Audit	6
Compensation	5
Nominating and Corporate Governance	4
Risk	4
Executive Sessions of Independent Directors without Management	5

20 \ The Howard Hughes Corporation ● investor.howardhughes.com

The Board, its Committees and its Compensation
BOARD AND COMMITTEE EVALUATIONS
We recognize the critical role that the Board and committee evaluations play in ensuring the effective functioning of our Board. It is important to take stock of Board, committee and director performance, and to solicit and act upon feedback from each member of our Board. To this end, our Nominating and Corporate Governance Committee is responsible for evaluating the performance of our Board annually, and each of our Board’s committees also conducts an annual self-evaluation.
Evaluations – A Multi-Step Process
The Nominating and Corporate Governance Committee periodically reviews the format of the Board and committee evaluation process to ensure that actionable feedback is solicited on the operation of the Board and director performance. In addition, the Nominating and Corporate Governance Committee believes it is important to periodically have an independent third party complete the annual Board and committee evaluations.

• Questionnaire	Evaluation questionnaire provides director feedback on an unattributed basis
• One-on-One Discussions
Every third year, the Nominating and Corporate Governance Committee engages an independent third party to conduct one-on-one discussions with each director to solicit additional feedback and provide individual feedback

• Board Summary	Summary of Board and committee evaluation results provided to the full Board
• Feedback Incorporated	Policies and practices updated as appropriate as a result of director feedback
2022 DIRECTOR COMPENSATION
ANNUAL COMPENSATION
The table below summarizes the Company’s non-employee director compensation program.
Total
Board Service:
Annual Retainer ($145,000 Restricted Stock Award and $75,000 Cash)	$220,000
Committee Service:
Annual Audit Committee Chair Retainer	$30,000
Annual Audit Committee Member Retainer	$15,000
Annual Compensation Committee Chair Retainer	$15,000
Annual Compensation Committee Member Retainer	$5,000
Annual N&CG Committee Chair Retainer	$12,500
Annual N&CG Committee Member Retainer	$5,000
Annual Risk Committee Chair Retainer	$12,500
Annual Risk Committee Member Retainer	$5,000
Under our director compensation program, the annual retainer for Board service is payable $145,000 in restricted stock and $75,000 in cash. A director may elect to receive up to all of his or her cash retainer in restricted stock. The restricted stock vests on the earlier of the next annual meeting of stockholders or June  1 in the following calendar year.
The Company also reimburses directors for all expenses incurred in attending Board and Board committee meetings. A director who is, or becomes, an employee of the Company does not receive additional compensation for serving as a director.

Proxy Statement for the 2023 Annual Meeting of Stockholders / 21

The Board, its Committees and its Compensation
DIRECTOR COMPENSATION TABLE
The table below sets forth the compensation earned by each of the Company’s non-employee directors during 2022.
Name(1)	Fees Earned or Paid in Cash ($)(2)	Restricted Stock Awards ($)(3)	Total ($)
William Ackman(4)	–	–	–
Adam Flatto	80,000	145,000	225,000
Linda Foggie(5)	–	–	–
Jeffrey Furber(6)	40,625	–	40,625
Beth Kaplan	104,375	145,000	249,375
Allen Model(7)	103,750	145,000	248,750
R. Scot Sellers(7)	96,250	145,000	241,250
Steven Shepsman	115,000	145,000	260,000
Mary Ann Tighe(7)	83,750	145,000	228,750
Anthony Williams(7)	93,750	145,000	238,750

(1)
David O’Reilly, a director and Chief Executive Officer of the Company, is not included in this table because he is an employee of the Company and received no additional compensation for his service as a director. The compensation earned by Mr. O’Reilly as an employee of the Company during 2022 is shown below under “Executive Compensation – Summary Compensation Table.”

(2)
Ms. Tighe, Mr. Model and Mr. Sellers elected to receive $75,000 of their annual cash retainer in the form of a restricted stock award.

(3)
Represents the aggregate grant date fair value of restricted stock granted to the Company’s non-employee directors (exclusive of amounts described in footnote 2 above). The dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), Compensation – Stock Compensation, and exclude the effect of estimated forfeitures. As of December 31, 2022, the number of shares of restricted stock held by each of the non-management directors was as follows: Mr. Flatto (2,343), Ms. Kaplan (2,343), Mr. Model (3,555), Mr. Sellers (3,555), Mr. Shepsman (2,343), Ms. Tighe (3,555) and Mr. Williams (2,343). As noted above, the numbers in this column do not include annual cash retainers that certain directors elected to take in restricted stock.

(4)
Mr. Ackman has waived all compensation relating to his service as a director of the Company and has not been awarded any equity compensation.

(5)
Ms. Foggie (i) joined the Board effective June 4, 2022 and (ii) resigned from the Board effective June 27, 2022. Ms. Foggie did not receive any compensation in connection with her service as a director of the Company.

(6)
Mr. Furber decided not to stand for re-election to the Board at the Company’s 2022 Annual Meeting of Stockholders. Mr. Furber only received director fees for the first and second quarters of 2022. The Company did not grant Mr. Furber any restricted stock in 2022. Mr. Furber held no shares of restricted stock as of May 26, 2022 (the date of his departure).

(7)
Mr. Model and Mr. Sellers previously served on the N&CG Committee, and received fees for serving on such committee for the first quarter of 2022. Ms. Tighe and Mr. Williams received fees for serving on the N&CG Committee in the second, third and fourth quarters of 2022.

STOCK OWNERSHIP GUIDELINES
The stock ownership guidelines for non-management directors and officers were adopted to align their interests with those of the Company’s stockholders and strengthen the Company’s commitment to sound corporate governance. The stock ownership guidelines provide that (a) each non-management director who was a member of the Board prior to May 14, 2013, is required to own shares of Company common stock with a value equal to five times the original annual retainer ($112,000) for Board service within five years of the date of appointment, and (b) each non-management director appointed on or after May 14, 2013, is required to own shares of Company common stock with a value equal to five times the annual retainer for Board service in effect on May 14, 2013 ($165,000), within five years of the date of appointment. In determining whether a director has met the minimum stock ownership guidelines, shares of common stock of the Company and restricted stock of the Company will be, in each case, valued based upon the closing price of the Company’s common stock on the applicable determination date. As of March 29, 2023, each director was compliant with the stock ownership guidelines.

22 \ The Howard Hughes Corporation ● investor.howardhughes.com

Security Ownership of Directors, Executive
Officers and Certain Beneficial Holders
The tables below provide information regarding the beneficial ownership of the Company’s common stock as of March 29, 2023, by:
•
each director of the Company;

•
each of the named executive officers set forth in the Summary Compensation Table below;

•
all directors and executive officers as a group; and

•
each beneficial owner of more than 5% of the Company’s common stock.

The table below lists the number and percentage of shares beneficially owned based on 49,996,486 shares of common stock outstanding as of March 29, 2023. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, the Company believes each stockholder named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

DIRECTORS AND EXECUTIVE OFFICERS
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage
William Ackman(1)	15,984,532	32.0%
David Eun	—	—
Adam Flatto(2)(3)	27,251	*
Beth Kaplan(3)	10,259	*
Allen Model(3)	26,407	*
R. Scot Sellers(3)	49,527	*
Steven Shepsman(3)(4)	23,043	*
Mary Ann Tighe(3)(5)	43,822	*
Anthony Williams(3)	4,210	*
David O’Reilly(6)	83,763	*
L. Jay Cross(7)	39,600	*
Carlos Olea(8)	19,074	*
Peter Riley(9)	48,083	*
Saul Scherl(10)	55,385	*
Correne Loeffler(11)	—	—
All directors and executive officers as a group (23 persons)		33.0%

*
Less than 1%.

(1)
Mr. Ackman, who is a director of the Company, may be deemed to be the beneficial owner of the 15,895,135 shares by virtue of his position as Chief Executive Officer of Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”), the investment advisor to the Pershing Square Funds (as defined below) and as managing member of PS Management GP, LLC, a Delaware limited liability company (“PS Management”), the general partner of Pershing Square. Pershing Square’s principal business is to serve as investment advisor to certain affiliated funds, including Pershing Square, L.P., a Delaware limited partnership (“PS”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PS International”), and Pershing Square Holdings, Ltd, a limited liability company incorporated in Guernsey (“PSH” and together

Proxy Statement for the 2023 Annual Meeting of Stockholders / 23

Security Ownership of Directors, Executive Officers and Certain Beneficial
Holders
with PS and PS International, the “Pershing Square Funds”). Mr. Ackman disclaims beneficial ownership of these except to the extent of his pecuniary interest therein.
(2)
Includes 3,000 shares that are held by AF Services Money Purchase Plan. Mr. Flatto may be deemed to be the beneficial owner of such shares by virtue of his interest in the plan.

(3)
Includes shares of restricted stock for which the following directors have sole voting power, but no dispositive power: Mr. Flatto (2,343), Ms. Kaplan (2,343), Mr. Model (3,555), Mr. Sellers (3,555), Mr. Shepsman (2,343), Ms. Tighe (3,555) and Mr. Williams (2,343). These shares of restricted stock are expected to vest on May 25, 2023.

(4)
Includes 9,005 shares held by Sam De Realty II, L.P. (“Sam De Realty”), a limited partnership for which Mr. Shepsman is the general partner. By virtue of his position as general partner of Sam De Realty, Mr. Shepsman may be deemed to be the beneficial owner of such shares.

(5)
Includes 19,495 shares that were purchased by Ms. Tighe’s husband. By virtue of this relationship, Ms. Tighe may be deemed to be the beneficial owner of such shares.

(6)
Includes: (a) 1,042 shares of time-based restricted stock and 5,210 shares of performance-based restricted stock granted to Mr. O’Reilly in February 2019 for which he has sole voting power, but no dispositive power; (b) 2,104 shares of time-based restricted stock and 5,259 shares of performance-based restricted stock granted to Mr. O’Reilly in February 2020 for which he has sole voting power, but no dispositive power; (c) 6,961 shares of time-based restricted stock and 11,601 shares of performance-based restricted stock granted to Mr. O’Reilly in November 2020 for which he has sole voting power, but no dispositive power; (d) 4,764 shares of time-based restricted stock and 7,940 shares of performance-based restricted stock granted to Mr. O’Reilly in February 2021 for which he has sole voting power, but no dispositive power; and (e) 12,764 shares of time-based restricted stock and 15,012 shares of performance-based restricted stock granted to Mr. O’Reilly in March 2023 for which he has sole voting power, but no dispositive power.

(7)
Includes: (a) 5,568 shares of time-based restricted stock and 9,280 shares of performance-based restricted stock granted to Mr. Cross in November 2020 for which he has sole voting power, but no dispositive power; and (b) 10,211 shares of time-based restricted stock and 12,010 shares of performance-based restricted stock granted to Mr. Cross in March 2023 for which he has sole voting power, but no dispositive power.

(8)
Includes: (a) 100 shares of time-based restricted stock and 499 shares of performance-based restricted stock granted to Mr. Olea in February 2019 for which he has sole voting power, but no dispositive power; (b) 239 shares of time-based restricted stock and 598 shares of performance-based restricted stock granted to Mr. Olea in February 2020 for which he has sole voting power, but no dispositive power (c) 476 shares of time-based restricted stock and 794 shares of performance-based restricted stock granted to Mr. Olea in February 2021 for which he has sole voting power, but no dispositive power; (d) 1,125 shares of time-based restricted stock and 1,688 shares of performance-based restricted stock granted to Mr. Olea in February 2022 for which he has sole voting power, but no dispositive power; and (e) 5,389 shares of time-based restricted stock and 6,338 shares of performance-based restricted stock granted to Mr. Olea in March 2023 for which he has sole voting power, but no dispositive power.

(9)
Includes: (a) 695 shares of time-based restricted stock and 3,473 shares of performance-based restricted stock granted to Mr. Riley in February 2019 for which he has sole voting power, but no dispositive power; (b) 1,275 shares of time-based restricted stock and 3,187 shares of performance-based restricted stock granted to Mr. Riley in February 2020 for which he has sole voting power, but no dispositive power; (c) 2,541 shares of time-based restricted stock and 4,325 shares of performance-based restricted stock granted to Mr. Riley in February 2021 for which he has sole voting power, but no dispositive power; (d) 2,858 shares of time-based restricted stock and 4,287 shares of performance-based restricted stock granted to Mr. Riley in February 2022 for which he has sole voting power, but no dispositive power; and (e) 4,538 shares of time-based restricted stock and 6,338 shares of performance-based restricted stock granted to Mr. Riley in March 2023 for which he has sole voting power, but no dispositive power.

(10)
Includes: (a) 2,440 shares of time-based restricted stock and 2,171 shares of performance-based restricted stock granted to Mr. Scherl in February 2019 for which he has sole voting power, but no dispositive power; (b) 25,000 shares of performance-based restricted stock granted to Mr. Scherl in December 2020 in connection with his amended compensation package of which he has sole voting, but not dispositive power; (c) 3,176 shares of performance-based restricted stock granted to Mr. Scherl in February 2021 for which he has sole voting power, but no dispositive power; and (d) 3,215 shares of performance-based restricted stock granted to Mr. Scherl in March 2022 for which he has sole voting power, but no dispositive power.

(11)
As of the date of Ms. Loeffler’s separation from the Company. No equity was granted to Ms. Loeffler by the Company in connection with her employment with the Company.

24 \ The Howard Hughes Corporation ● investor.howardhughes.com

Security Ownership of Directors, Executive Officers and Certain Beneficial
Holders
In October 2016, Mr. O’Reilly purchased a warrant from the Company to acquire 50,125 shares in exchange for a fair market value purchase price of $1.0 million. The purchase price of the warrant and the number of shares issuable upon exercise was determined by the Board based upon the advice of Houlihan Lokey, an independent third-party valuation adviser. The exercise price of the warrant and the shares underlying the warrant was $112.08, which was the closing trading price of the Company’s common stock on the NYSE on October 6, 2016.
The warrant expired in October 2022 and, accordingly, is not reflected in the above table.

FIVE-PERCENT HOLDERS
The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities, other than directors and officers of the Company, known by the Company to beneficially own 5% or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by each entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and 49,996,486 shares of common stock outstanding on March 29, 2023.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Pershing Square(1) 787 Eleventh Avenue, 9th Floor New York, New York 10019	15,984,532	32.0%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,173,150	10.3%
Baillie Gifford & Co(3) Calton Square, 1 Greenside Row Edinburgh EH1 3AN, Scotland, United Kingdom	2,845,360	5.7%

(1)
According to a Form 4 filed by (i) Pershing Square, (ii) PS Management and (iii) William Ackman (collectively, the “Pershing Reporting Persons”) with the SEC on March 27, 2023. The Pershing Reporting Persons share voting and investment power with respect to these shares.

(2)
According to a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 9, 2023. Vanguard has shared voting power with respect to 13,115 shares of our common stock, sole dispositive power with respect to 5,124,945 shares of our common stock and shared dispositive power with respect to 48,205 shares of our common stock.

(3)
According to a Schedule 13G/A filed by Baillie Gifford & Co (“Baillie Gifford”) with the SEC on January 23, 2023, Baillie Gifford has sole voting power of 2,221,577 shares of our common stock and sole dispositive power with respect to 2,845,360 shares of our common stock.

Proxy Statement for the 2023 Annual Meeting of Stockholders / 25

Section 16(a) Beneficial Ownership Reporting
Compliance
Compliance with Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during the fiscal year ended 2022, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were in compliance with Section 16(a) except for five Form 4s covering one transaction filed late by Messrs. David O’Reilly (CEO and Director), L. Jay Cross (President), Heath Melton (President, Phoenix Region), Peter Riley (Former General Counsel & Secretary) and James Carman (President, Houston Region).

Compensation Committee Interlocks and
Insider Participation

Messrs. Ackman, Flatto, and Sellers and Ms. Tighe served on the Compensation Committee in 2022, and Mr. Flatto joined the Compensation Committee in March 2023. None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2022, none of the
Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or the Company’s Compensation Committee.

26 \ The Howard Hughes Corporation ● investor.howardhughes.com

Related-Party Transactions and Certain
Relationships
RELATED-PARTY TRANSACTIONS POLICY
The Company has adopted a written policy relating to the approval of related-party transactions. Under this policy, the Audit Committee reviews certain financial transactions, arrangements and relationships between the Company and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related-party transaction:
•
any director, director nominee or executive officer of the Company;

•
any beneficial owner of more than 5% of the Company’s outstanding stock; and

•
any immediate family member of any of the foregoing.

Audit Committee review is required for any financial transaction, arrangement or relationship that:
•
involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;

•
would cast doubt on the independence of a director;

•
would present the appearance of a conflict of interest between the Company and the related party; or

•
is otherwise prohibited by law, rule or regulation.

The Audit Committee reviews each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, cancelling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with the Company. Any member of the Audit Committee who is a related party with respect to a transaction under review is not permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee reports its action with respect to any related-party transaction to the Board.

TRANSACTIONS IN CONNECTION WITH THE SPIN-OFF
Pursuant to the plan of reorganization of General Growth Properties, Inc. (“GGP”), GGP entered into agreements with each of certain affiliates of Brookfield Asset Management (“Brookfield”), Fairholme Fund and Fairholme Focused Income Fund (collectively, “Fairholme”) and Pershing Square pursuant to which these entities purchased an aggregate of $250.0 million of Company common stock at the effective time of the spin-off. At the effective time of the spin-off, the Company also entered into (a) warrant agreements, registration rights agreements and stockholders agreements with each of Brookfield, Fairholme and Pershing Square, (b) a registration rights agreement with General Trust Company and (c) a standstill agreement with Pershing Square. The agreements between the Company and Fairholme terminated in 2012 after the Company purchased its outstanding warrants. The agreements between Brookfield and the
Company terminated in 2013 after Brookfield disposed of all of its shares of the Company. The agreement between General Trust Company and the Company terminated in 2015 after General Trust Company disposed of all of its shares of the Company. The stockholder agreement and standstill agreement between Pershing Square and the Company each automatically terminated in 2018 after Pershing Square’s beneficial ownership fell below the minimum thresholds set forth in the agreements. The key terms of the registration rights agreement between Pershing Square and the Company that remains effective are summarized below. See “Security Ownership of Directors, Executive Officers and Certain Beneficial Holders – Five-Percent Holders” for the current beneficial ownership of Company common stock held by Pershing Square.

Proxy Statement for the 2023 Annual Meeting of Stockholders / 27

Related-Party Transactions and Certain Relationships
Registration Rights Agreement
In November 2010, the Company entered into a registration rights agreement with Pershing Square with respect to Company common stock held by Pershing Square. The agreement with Pershing Square requires the Company to maintain a shelf registration statement covering the shares held by Pershing Square. Additionally, Pershing Square may require the Company to:
•
register shares of Company common stock held by them having an estimated aggregate fair market value of at least $25.0 million;

•
undertake up to three underwritten offerings, but no more than one underwritten offering during any 12-month period; and

•
include shares of Company common stock held by them in any registration statement whenever the Company proposes to register shares of its common stock.

The Company has agreed to pay all expenses, other than underwriting discounts and commissions, in connection with the registration rights agreement, including legal and accounting fees incurred by the Company, printing costs and the fees of one law firm for the selling stockholder. Additionally, the Company has agreed to indemnify these stockholders against certain liabilities, including liabilities under the federal securities laws.

TRANSACTIONS AFTER THE SPIN-OFF
O’Reilly Warrant
In October 2016, Mr. O’Reilly purchased a warrant from the Company to acquire 50,125 shares in exchange for a fair market value purchase price of $1.0 million. The purchase price of the warrant and the number of shares issuable upon exercise was determined by the Board based upon the advice of Houlihan Lokey, an independent third-party valuation adviser. The      per-share exercise price of the warrant was $112.08, which was the closing trading price of the Company’s common stock on the NYSE on October 6, 2016. The warrant became exercisable after the 5 1∕2 year anniversary (April 7, 2022) of the date of purchase, and expired unexercised six (6) months thereafter.
Pershing Square Purchase of Common Stock
On March 27, 2020, the Company offered 2,000,000 shares of common stock to the public at $50.00 per share and granted the underwriters an option to purchase up to an additional 300,000 shares of common stock at the same price. The underwriters partially exercised their option and purchased an additional 270,900 shares. Concurrently, the Company entered into a purchase agreement with Pershing Square Capital Management, L.P., a Delaware limited partnership ("Pershing Square"), acting as investment advisor to funds that it manages, including Pershing Square Holdings, Ltd., Pershing Square International, Ltd., and Pershing Square, L.P. (collectively, the "Pershing Square Funds"), pursuant to which the Pershing Square Funds agreed to purchase, at the same price as the public offering price and at the same time as the closing of the offering, an aggregate of
10,000,000 shares of the Company's common stock (the “Pershing Square Stock Purchase Agreement”). Prior to execution and in accordance with the Company’s Related-Party Transaction Policy, the Audit Committee reviewed and approved the Pershing Square Stock Purchase Agreement.
In addition, we are a Delaware corporation, and Section 203 of the Delaware General Corporation Law (“DGCL”) applies to us. In general, Section 203 prevents an interested stockholder from engaging in certain business combinations with us for three years following the date that person becomes an interested stockholder subject to certain exceptions. The statute generally defines interested stockholder as any person that is the owner of 15% or more of the outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of outstanding voting stock at any time within the three-year period immediately before the date of determination.
In connection with the foregoing transactions the Board amended its Company’s Corporate Governance Guidelines to reflect that it would grant a waiver of the applicability of Section 203 of the DGCL to any stockholder acquiring up to 40% of the Company’s outstanding voting stock upon the request of such stockholder, subject to the Board’s fiduciary duties and applicable law.
In connection with the Pershing Square Stock Purchase Agreement, the Board (excluding Mr. Ackman (CEO of Pershing Square) and Allen Model (Pershing Square advisory board member)) unanimously approved the foregoing transactions and a waiver of the applicability of the provisions of Section 203 of the DGCL to the Pershing Square Funds and Mr. Ackman.

28 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proposal No. 1 – Election of Directors
The Company’s bylaws provide that the number of directors will be determined by the Board from time to time. As of the date of this proxy statement, there are nine members of the Board; if elected, David Eun will fill the vacancy on the Board created by the departure of Linda Foggie, who resigned from the Board effective June 27, 2022.
Each director nominee identified below is an incumbent director whose nomination to serve on the Board was recommended by the Nominating and Corporate Governance Committee and approved by the Board. Each director nominee, if elected, will serve until the 2024 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, incapacity, resignation, retirement, disqualification or removal from office. Each of the director nominees has consented to being named in this proxy statement and to serve as a director if elected.
The primary qualities and characteristics nominees to the Board should possess are strong business expertise and, in particular, experiences and expertise with regard to real estate development and management, capital markets, retail and entertainment, marketing, technology, financial reporting, risk management, business strategy, public policy and government relations, and ESG. All ten of the nominees possess several of these attributes. The specific experiences, qualifications, attributes and skills of each individual leading to his or her nomination are included in the individual discussions below.
A director is elected by a majority of votes cast “for” his or her election at a meeting at which a quorum is present.

WILLIAM A. ACKMAN Age 56 Chairman and independent director since November 2010 Committees • Compensation
Background
Bill Ackman has served as Chairman of the Board since November 2010. Mr. Ackman is the CEO of Pershing Square Capital Management, L.P., an SEC registered investment adviser founded in 2003. Mr. Ackman has also served as a director of Universal Music Group N.V. since May 2022. He is a member of the Investors Advisory Committee on Financial Markets for the Federal Reserve Bank of New York, and a member of the Board of Dean’s Advisors of the Harvard Business School. Mr. Ackman also served as Chairman and CEO of Pershing Square Tontine Holdings, Ltd. (NYSE: PSTH), a special purpose acquisition company, from May 2020 to August 2022. Mr. Ackman is co-trustee of the Pershing Square Foundation, a family foundation. Mr. Ackman received an MBA from the Harvard Business School and a Bachelor of Arts magna cum laude from Harvard College.
Qualifications
Mr. Ackman’s management experience, his service on boards of directors of public companies, and his investment experience in public and private companies and real estate provide him with valuable insights and perspectives that can assist the Company and the Board.
DAVID EUN Age 56 New independent director nominee Committees • None
Background
David Eun is a new nominee for election to the Board. Mr. Eun is Co-Chief Executive Officer of Alakai, LLC, an investment firm he co-founded. Mr. Eun has also served as a Venture Partner at Valo Ventures since July 2021. Prior to Alakai, Mr. Eun served as Executive Vice Chairman of Archegos Capital Management LP, from March 2021 to April 2021. Previously, Mr. Eun served as President and Chief Innovation Officer of Samsung Electronics, where he worked from

Proxy Statement for the 2023 Annual Meeting of Stockholders / 29

Proposal No. 1 – Election of Directors
January 2012 to December 2020. Mr. Eun founded Samsung NEXT, an innovation group that led a number of investments and acquisitions. Prior to Samsung, Mr. Eun held various leadership roles at Time Warner, AOL, and Google. Mr. Eun is a graduate of Harvard College and Harvard Law School.
Qualifications
We believe Mr. Eun’s experience in media and technology industries and his familiarity with corporate innovation and operations will provide the Board with valuable insights in key matters.
ADAM FLATTO Age 60 Independent director since November 2010 Committees • Compensation • Nominating and Corporate Governance
Background
Adam Flatto has served as a director since November 2010. Mr. Flatto is the President and Chief Executive Officer of The Georgetown Company, a privately held real estate investment and development company based in New York City. Mr. Flatto has been with The Georgetown Company since 1990 and during that time has been involved with the development, acquisition and ownership of over 20 million square feet of commercial and residential real estate projects throughout the United States. These have included a wide array of projects ranging from large-scale office buildings, movie theaters, hotels, apartment buildings, mixed-use master planned communities and others. Mr. Flatto is also a Principal of RocaPoint Partners, a privately held real estate investment and development firm based in Atlanta, Georgia. Mr. Flatto is a trustee and board member of several civic and cultural institutions. He is Co-Chairman of the Park Avenue Armory and Co-Chairman of the Robin Hood Housing Advisory Board. He is also Chairman of the Board of the Center for Global Risk and Security at the RAND Corporation, a trustee of the Wexner Center for the Arts, and of Works & Process based at the Guggenheim Museum in NYC. Mr. Flatto received his BA magna cum laude from Brown University with honors in Economics and received his MBA from the Wharton School (University of Pennsylvania).
Qualifications
Mr. Flatto’s extensive real estate development and management experience provides the Board with key insight into operations and strategic planning matters.
BETH KAPLAN Age 65 Independent director since December 2017 Committees • Audit • Nominating and Corporate Governance (Chair) • Risk
Background
Beth Kaplan has served as a member of the Board since December 2017. She is a venture partner at Revolution Ventures and the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies. Ms. Kaplan served as President and Chief Operating Officer at Rent the Runway, Inc. from 2013 to 2015 and continues to serve on its board of directors. Previously, Ms. Kaplan served as President and Chief Merchandising and Marketing Officer, and as a director, at General Nutrition Centers (“GNC”) from 2008 to 2011, where she played an integral role in GNC’s 2011 initial public offering. Prior to GNC, Ms. Kaplan served as Executive Vice President and General Manager at Bath & Body Works, LLC from 2002 to 2005, Executive Vice President of Marketing and Merchandising at Rite Aid Corporation from 1996 to 1999, and President and General Manager of the U.S. Cosmetics and Fragrance division at The Procter & Gamble Company. Ms. Kaplan served as a director of Meredith Corporation, a publicly traded media conglomerate, from January 2017 until December 2021; and served as a director of Empower, Ltd, a publicly traded special purpose acquisition company from October 2020 until July 2021. Ms. Kaplan has served as a member of the board of directors of (i) Rent the Runway, Inc., a publicly traded apparel company, since October 2021 and serves as Chair of its Compensation Committee and is a member of its Audit Committee; (ii) Crocs, Inc., a publicly traded global footwear company, since January 2020 and is the Chair of its ESG Committee and is a member of its Compensation Committee and Governance and Nominating Committee; and (iii) Brilliant Earth Group, Inc., a publicly traded jewelry company, since September 2021 and serves as Chair of its Compensation Committee and is a member of its Nominating and Governance Committee.

30 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proposal No. 1 – Election of Directors
Qualifications
Ms. Kaplan’s valuable industry experience leading top female brands enables her to provide the Board with key insight into operational, marketing and digital matters.
Other current public company boards
•
Crocs, Inc.

•
Brilliant Earth Group, Inc.

•
Rent the Runway, Inc.

ALLEN MODEL Age 77 Independent director since November 2010 Committees • Audit • Risk (Chair)
Background
Allen Model has served as a director since November 2010. Mr. Model is the Co-Founder of Overseas Strategic Consulting, Ltd. (“OSC”) and served as Treasurer and Managing Director of OSC from 1992 until his retirement from those positions in November 2010, at which time he continued to hold a passive interest in OSC and the title of “Founder Emeritus.” In the spring of 2017, he resumed an active role as Treasurer and Vice Chairman of OSC. OSC is an international consulting firm that provides public information services to clients worldwide, including the United States Agency for International Development, The World Bank, The Asian Development Bank and host governments. Since 1988, Mr. Model has also been a private investor for Model Entities, which manages personal and family portfolios. Mr. Model currently serves as a director of Q’ligent, a private company that provides software management tools for broadcasting companies. Mr. Model served as a director from October 2010 to April 2017 for NetBoss Technologies, Inc., a company that provides software management tools for telecommunications companies; and served as a director of Anchor Health Properties, a real estate partnership that develops medically related properties, from 1990 until 2015, and Sinewave Energy Technologies, Inc., a company that produced energy saving devices in lighting space, from 1994 until 2011. Mr. Model served as a director of three publicly traded companies: Blue Ridge Real Estate Company, a land development company, from 1975 to 2002; Big Boulder Corp., a land development company linked to Blue Ridge, from 1975 to 2002; and MetroWest Bank, from
1990 to 2001, in each case serving on (among others) the Audit Committee.
Qualifications
Mr. Model’s consulting and investment experience as well as his service on boards of directors of both public and private companies provide him with knowledge in corporate strategy and investment expertise that will benefit the Board.
DAVID O’REILLY Age 48 Director since December 2020 Committees • None
Background
David O’Reilly has served as a director since December 2020. He served as the Company’s Chief Financial Officer from October 2016 to April 2021 and President from June 2020 to November 2020. Mr. O’Reilly was appointed Interim Chief Executive Officer in September 2020 and was officially promoted to Chief Executive Officer in December 2020. As Chief Executive Officer, he is responsible for managing our business operations and overseeing the senior members of our management team. Prior to joining the Company, Mr. O’Reilly served as Executive Vice President, Chief Investment Officer of Parkway Properties, Inc., a NYSE-traded real estate investment trust focused on office properties, from November 2011 through October 2014, and was appointed interim Chief Financial Officer in May 2012 until he was appointed Chief Financial Officer in August 2012. Previously, Mr. O’Reilly served as Executive Vice President of Banyan Street Capital and as Director of Capital Markets for Eola Capital LLC. He served in the investment banking industry as Senior Vice President of Barclays Capital Inc. and in a similar capacity for Lehman Brothers. During his career, Mr. O’Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and various transactions involving commercial mortgage-backed securities. Mr. O’Reilly also has served as an independent trustee on the board of Kite Realty Group Trust, a publicly traded REIT, since 2013.
Qualifications
Mr. O’Reilly’s extensive financial and strategic experience in the real estate industry, as well as his

Proxy Statement for the 2023 Annual Meeting of Stockholders / 31

Proposal No. 1 – Election of Directors
executive leadership experience, make him particularly suited to provide guidance to the Board and serve as a bridge between the Board and our executive officers.
Other current public company boards
•
Kite Realty Group Trust

R. SCOT SELLERS Age 66 Independent director since November 2010 Committees • Compensation (Chair) • Risk
Background
R. Scot Sellers has served as a director since November 2010 and brings to the Board the expertise of a 40-year career in the real estate industry. From January 1997 until February 2013, Mr. Sellers served as the Chief Executive Officer of Archstone, one of the world’s largest apartment companies. He also served as Archstone’s Chief Investment Officer from 1995 until January 1997. Under his leadership, Archstone moved from being a mid-sized owner of apartments in secondary and tertiary cities to the largest publicly traded owner of urban high-rise apartments in the nation’s premier cities with a market capitalization of more than $22 billion. During his career, Mr. Sellers has been responsible for the development, acquisition and operation of over $40 billion of apartment communities in over 50 different cities across the United States. In addition, Mr. Sellers served as the chairman of the National Association of Real Estate Investment Trusts from November 2005 until November 2006 and on the International Board of Directors of Habitat for Humanity from June 2013 through November 2020. He currently serves on the board of two privately held companies: The Irvine Company and Milhaus LLC. Mr. Sellers has also served as a member of the board of directors of Inspirato LLC, a publicly traded hospitality company, since February 2022, and is a member of its Compensation Committee and Nominating and Corporate Governance Committee. Mr. Sellers has served as Chairman and a member of the Board of Directors of Maui Land & Pineapple Company, Inc., a real estate company, since March 2023, and is a member of its Audit and Compensation Committees.
Qualifications
Mr. Sellers’ extensive experience in the real estate industry, evidenced by the broad growth of Archstone under his leadership and his dedicated board and committee service within the industry, provide him with valuable industry-specific insight, knowledge and expertise, making him particularly suited to provide guidance to the Board.
Other current public company boards
•
Inspirato LLC

STEVEN SHEPSMAN Age 70 Independent director since November 2010 Committees • Audit (Chair) • Nominating and Corporate Governance • Risk
Background
Steven Shepsman has served as a director since November 2010. Mr. Shepsman is an Executive Managing Director and Founder of New World Realty Advisors, a real estate investment and advisory firm specializing in real estate restructurings, development and finance. Mr. Shepsman has been with New World Realty Advisors since 2009. Since May 2018 and through December 2019, Mr. Shepsman served as a director of Spirit MTA REIT, a publicly traded real estate investment trust. Upon its election to convert to a non-traded liquidating trust, Mr. Shepsman became a Liquidating Trustee. Previously, as a principal in a real estate fund, Mr. Shepsman had oversight responsibility for the fund’s due diligence and acquisition of investment platforms, and with subsequent asset acquisitions, financings and dispositions. Mr. Shepsman served as a director of Rouse Properties, Inc. from January 2012 to May 2013. Earlier in his career, Mr. Shepsman was a managing partner of Kenneth Leventhal and Company and of Ernst & Young’s Real Estate Practice. Mr. Shepsman is a trustee of The University of Buffalo Foundation where he chairs its Properties Committee and is a member of the Dean’s Advisory Council for its School of Management.
Qualifications
Mr. Shepsman’s extensive professional accounting and financial expertise, including in the real estate industry, enable him to provide key contributions to the Board on financial, accounting, corporate governance and strategic matters.

32 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proposal No. 1 – Election of Directors
MARY ANN TIGHE Age 74 Independent director since October 2011 Committees • Compensation • Nominating and Corporate Governance
Background
Mary Ann Tighe has served as a director since October 2011. Ms. Tighe has been credited with transforming New York’s skyline during her more than 35 years in the real estate industry. Ms. Tighe has been the Chief Executive Officer of CBRE’s New York Tri-State Region since 2002, a region of 2,500 employees, and served as a director of CBRE in 2013. Ms. Tighe’s deals have anchored more than 14.4 million square feet of new construction in the New York region. From January 2010 through December 2012, Ms. Tighe served as Chair of the Real Estate Board of New York, the first woman to hold this position in its 114-year history and the first broker in 30 years. Ms. Tighe began her real estate career as a broker at the Edward S. Gordon Company, ultimately rising to the position of Vice Chairman of Insignia/ESG, where she was regularly recognized as being among the firm’s top producers. Prior to entering the real estate field, Ms. Tighe served as a Vice President of the American Broadcasting Companies, where she launched the A&E cable channel. Ms. Tighe was also formerly the Deputy Chairman of the National Endowment for the Arts, Arts Advisor to Vice President Walter Mondale, and a staff member of the Smithsonian Institution.
Qualifications
Ms. Tighe’s extensive experience with commercial real estate transactions enables her to provide the Board with key insight into real estate matters.
Anthony Williams Age 71 Independent director since February 2021 Committees • Audit • Nominating and Corporate Governance
Background
Anthony Williams has served as a director since February 2021. Mr. Williams currently serves as the Chief Executive Officer and Executive Director of Federal City Council, a nonprofit organization dedicated to the advancement of civic life in the nation’s capital, a position he has held since April 2012. He also has served as a Senior Advisor with the law firm King & Spalding in its Government Affairs and Public Policy practice group since July 2016. Mr. Williams previously served two terms as the mayor of Washington, D.C. from 1999 to 2007, leading the city’s revitalization, restoring its finances and improving city services. As the independent Chief Financial Officer of the District of Columbia from 1995 to 1998, he worked with local officials, the D.C. Financial Control Board, and the U.S. Congress. He has held various positions in federal, state, and local government, including serving as the first CFO for the U.S. Department of Agriculture, a position to which he was appointed by President Bill Clinton and confirmed by the U.S. Senate. Mr. Williams is a veteran of the U.S. Air Force, a fellow of the National Academy of Public Administration and former President of the National League of Cities, and formerly served as a lecturer and faculty member in Public Management at the Harvard Kennedy School of Government’s Ash Center for Democratic Governance and Innovation.
Qualifications
Mr. Williams’ extensive experience with urban development, government relations and financial oversight enables him to provide the Board with key insight into urban development and the related government relations.

✓	The Board recommends a vote FOR each of the ten director nominees listed above.

Proxy Statement for the 2023 Annual Meeting of Stockholders / 33

Proposal No. 2 – Advisory (Non-Binding) Vote on Executive Compensation
The Company believes that its compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of its stockholders. This advisory, non-binding, stockholder vote, as required under Section 14A of the Exchange Act and commonly known as “say-on-pay”, gives you, as a stockholder, the opportunity to vote for or against the Company’s executive compensation program.
The vote on this proposal is not intended to address any specific element of compensation. The vote relates to the compensation of the Company’s named executive officers (“NEOs”), as disclosed under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in this Proxy Statement disclosed pursuant to the compensation disclosure rules of the SEC. Highlights of our executive compensation program and practices include the following:
■
a compensation recovery policy designed to prevent misconduct by any executive officers;

■
no single-trigger change-in-control  arrangements;

■
minimum three-year vesting period for performance-based equity awards;

■
a substantial portion of our long-term equity awards contain meaningful performance hurdles to achieve full vesting;

■
minimum stock ownership guidelines for the Chief Executive Officer, President, Chief Financial Officer and Senior Executive Vice President, General Counsel & Secretary;

■
no tax gross-ups in executive employment agreements or incentive plans; and

■
a general prohibition against short sales, investing in publicly traded options, hedging, pledging and margin accounts and limit orders involving Company securities.

The Board recommends that stockholders vote “FOR” the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

✓	The Board recommends a vote FOR the resolution approving the executive compensation of our NEOs.

34 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proposal No. 3 – Advisory (Non-Binding) Vote on the Frequency of Future “Say-on-Pay” Votes
We are requesting our stockholders to advise on how frequently we should seek an advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Proposal No. 2 in this proxy statement is a say-on-pay vote. The advisory vote in this Proposal No. 3 is often referred to as a “say-on-frequency” vote. For this Proposal No. 3, you may vote on whether you would prefer to have a say-on-pay vote every year, every two years or every three years, or you may abstain from voting.
For our last say-on-frequency vote at our 2017 Annual Meeting of Stockholders, our Board recommended a say-on-pay vote every year and our stockholders concurred, casting a majority of their votes in favor of an annual frequency. We have held a say-on-pay vote for each of the past five years accordingly.
Our Board continues to believe that say-on-pay advisory votes should be conducted every year. An annual advisory vote on executive compensation allows our stockholders to provide input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year.
While this advisory say-on-frequency vote is non-binding, our Board and compensation committee will give careful consideration to the choice that receives the most votes when considering the frequency of future say-on-pay votes. We expect that our next vote on the advisory say-on-frequency proposal will occur at our 2029 Annual Meeting of Stockholders.
Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that a non-binding advisory vote of the Company’s stockholders to approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, in the proxy statement of the Company for the annual meeting of stockholders of the Company at which such advisory vote is to occur, be held every year, every other year or every three years, or abstain.
The Board recommends that an advisory vote on executive compensation be held every year.

Proxy Statement for the 2023 Annual Meeting of Stockholders / 35

Proposal No. 4 – Ratification of the Appointment of KPMG LLP
as the Company’s Independent Registered Public Accounting Firm for Fiscal 2023
The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for fiscal 2023. SEC regulations and the NYSE corporate governance standards require that the Company’s independent registered public accounting firm be engaged, retained and supervised by the Audit Committee. Although approval or ratification by stockholders of such engagement is not required, the Company is seeking the stockholders’
ratification of the Audit Committee’s selection of KPMG because we believe that allowing stockholders to express their view on the matter is good corporate governance. Any failure of the stockholders to ratify the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm would be considered by the Audit Committee in determining whether to engage KPMG.

✓	The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2023.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. As described above, the Audit Committee has selected KPMG as the Company’s independent registered public accounting firm for fiscal 2023.
A representative of KPMG may be present at the Annual Meeting and, if present, will be given the opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

36 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proposal No. 4 – Ratification of the Appointment of KPMG LLP as the
Company’s Independent Registered Public Accounting Firm for Fiscal 2023
INDEPENDENT REGISTERED ACCOUNTING FIRM FEES
The following table presents fees incurred for professional services rendered by the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2022 and December 31, 2021.

	December 31,
	2022	2021
Audit Fees(1)(2)	$2,904,712	$2,822,680
Audit-Related Fees(3)	$380,000	$140,000
Tax Fees(4)	$4,326	$29,865
Total Fees	$3,289,038	$2,992,545

(1)
See “Change in Independent Registered Public Accounting Firm” below.

(2)
Includes fees and expenses primarily for the audit of the Company’s consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal control over financial reporting, and the reviews of the Company’s consolidated financial statements included in the Forms 10-Q, as well as comfort letters and consents. 2022 fees include (1) fees and expenses of EY for the first quarter of 2022 and work related to coordination with review by KPMG as successor auditor and (2) fees and expenses of KPMG for the second, third and fourth quarters of 2022.

(3)
Includes fees for the audits of certain joint ventures and wholly owned subsidiaries of the Company.

(4)
Includes fees for services related to tax compliance, tax advice and tax planning.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young, LLP (“EY”) served as the Company’s independent registered public accounting firm from the Company’s inception through the first quarter of 2022. Subsequent to the filing of the 2021 Annual Report on Form 10-K for the Company and the Proxy Statement for the Company’s 2022 Annual Meeting of Stockholders, the Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm for the 2022 fiscal year. The Audit Committee invited several independent registered public accounting firms, including EY, to participate in the process. On May 4, 2022, the Audit Committee approved the dismissal of EY as its independent registered public accounting firm. During the Company’s two most recent fiscal years prior to and through May 4, 2022, (i) there were no disagreements between EY and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of such disagreement in connection with its reports on the financial statements for such periods, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).
The Company engaged EY as its independent registered public accounting firm in 2013. No audit report of EY for the years ended December 31, 2021 or December 31, 2020, contained an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
On May 4, 2022, the Company approved the engagement of KPMG as its new independent registered public accounting firm to act as the principal accountant to audit the Company’s financial statements.

Proxy Statement for the 2023 Annual Meeting of Stockholders / 37

Proposal No. 4 – Ratification of the Appointment of KPMG LLP as the
Company’s Independent Registered Public Accounting Firm for Fiscal 2023
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee’s policy is to require the pre- approval of all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre- approval requirements under applicable laws and rules)
to assure that the provision of such services does not impair the firm’s independence. All audit and non-audit services were pre-approved by our Audit Committee in accordance with the pre-approval requirements set forth in its charter.

38 \ The Howard Hughes Corporation ● investor.howardhughes.com

Audit Committee Report
The Audit Committee is comprised entirely of independent directors (as defined for members of an audit committee in SEC rules and the NYSE listing standards) and assists the Board in a number of duties. These duties include oversight of the following matters: the integrity of the Company’s financial statements; compliance with legal and certain regulatory requirements; the performance of the internal audit function; and the financial reporting process. In addition, the Audit Committee is directly responsible for the appointment, compensation (including negotiation and approval of the audit fee), retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee appointed KPMG LLP (“KPMG”) as its independent registered public accounting firm for fiscal 2023. The Audit Committee operates pursuant to a written charter adopted by the Board and reviewed annually by the Audit Committee. A copy of the charter is available on our website at www.howardhughes.com under the “Investors” tab. The Audit Committee has the resources and authority it deems appropriate to discharge its responsibilities.
The Audit Committee has engaged KPMG to serve as the Company’s independent accounting firm since 2022. In accordance with SEC rules, the lead audit partner on the Company engagement serves no more than five consecutive years in that role. The current lead partner was appointed in 2022. The Audit Committee and management have direct input into the selection of the lead audit partner. The Audit Committee periodically considers whether the annual audit of the Company’s financial statements should be conducted by another firm. See “Change in Independent Registered Public Accounting Firm” above.
In determining whether to reappoint KPMG as the Company’s independent registered public accounting firm for 2023, subject to stockholder ratification, the Audit Committee took into consideration a number of factors. These factors included:
■
the length of time the firm has been engaged by the Company;

■
KPMG’s familiarity with the Company’s operations and industry, accounting policies, financial reporting process, and internal control over financial reporting;

■
KPMG’s skills, expertise and independence;

■
the quality of the Audit Committee’s ongoing discussions with KPMG;

■
a review of external data related to KPMG’s legal risks and proceedings, audit quality and recent public portions of Public Company Accounting Oversight Board (United States) (the “PCAOB”) reports;

■
an assessment of the professional qualifications of KPMG, the performance of the lead audit partner and the other professionals on the Company account;

■
the reasonableness of KPMG’s fees for the services provided to the Company;

■
management’s relationship with KPMG and its assessment of KPMG’s performance; and

■
the impact of changing auditors, including the significant time requirement that could distract from management’s focus on reporting and internal controls.

Based on this evaluation, the Audit Committee believes that it is in the best interest of the Company and our stockholders to retain KPMG as our independent registered public accounting firm for fiscal 2023.
Each member of the Audit Committee is considered financially literate, as defined by the NYSE, and the Board has determined that Mr. Shepsman has the necessary experience to qualify as an “audit committee financial expert” under SEC rules. As determined by the SEC, a person designated as an audit committee financial expert will not be deemed an “expert” for purposes of the federal securities laws. In addition, this designation does not impose on a person any duties, obligations or liabilities that are greater than those otherwise imposed on the person as a member of the Audit Committee and the Board, and does not affect the duties, obligations or liabilities of the Board.
Management is responsible for the Company’s system of internal control over financial reporting and for preparing its consolidated financial statements. KPMG was responsible for performing independent audits of

Proxy Statement for the 2023 Annual Meeting of Stockholders / 39

Audit Committee Report
the Company’s internal control over financial reporting as of December 31, 2022 and its consolidated financial statements as of December 31, 2022 and for the year then ended, both in accordance with the standards of the PCAOB, and to issue reports thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control.
The Audit Committee reviewed and discussed with both management and KPMG the results of the independent audits of the Company’s internal control over financial reporting as of December 31, 2022 and its consolidated financial statements as of December 31, 2022 and for the year ended prior to their issuance. During 2022, management advised the Audit Committee that the set of financial statements had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure matters with the Audit Committee. This included discussion with KPMG of matters required to be discussed by Statement on Auditing Standards No. 16, as amended, as adopted by the PCAOB and SEC Regulation S-X Rule 2-07, Communication with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from KPMG required by the applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.
Taking all of these reviews and discussions into account, all of the Audit Committee members listed below recommended to the Board that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
Members of the Audit Committee
Steven Shepsman, Chair
Beth Kaplan
Allen Model
Anthony Williams

40 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Officers
The following table sets forth certain information with respect to the Company’s current executive officers:
DAVID O’REILLY CHIEF EXECUTIVE OFFICER AND DIRECTOR Age 48
Background
David O’Reilly is the Chief Executive Officer of the Company, responsible for driving the sustainable growth of the company’s assets and unlocking meaningful long-term value across the Company’s portfolio. He served as the Company’s Chief Financial Officer from October 2016 to April 2021 and its President from June 2020 to November 2020. Mr. O’Reilly was appointed Interim Chief Executive Officer in September 2020, was officially promoted to Chief Executive Officer and has served as a director on our Board in December 2020. As Chief Executive Officer, he is responsible for managing our business operations and overseeing the senior members of our management team. Prior to joining the Company, Mr. O’Reilly served as Executive Vice President and Chief Investment Officer of Parkway Properties, Inc., a NYSE-traded real estate investment trust focused on office properties, from November 2011 through October 2014, and was appointed interim Chief Financial Officer in May 2012 until he was appointed Chief Financial Officer in August 2012. Previously, Mr. O’Reilly served as Executive Vice President of Banyan Street Capital and as Director of Capital Markets for Eola Capital LLC. He served in the investment banking industry as Senior Vice President of Barclays Capital Inc. and in a similar capacity for Lehman Brothers. During his career, Mr. O’Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and various transactions involving commercial mortgage-backed securities. Mr. O’Reilly currently serves as an independent trustee of Kite Realty Group Trust, a publicly traded REIT, since 2013.
Mr. O’Reilly earned a B.S. in Civil Engineering from Tufts University and his M.B.A. from Columbia University.
L. JAY CROSS PRESIDENT Age 70
Background
L. Jay Cross joined the Company in December 2020 as President and is responsible for overseeing the Company’s acclaimed portfolio of master planned communities and mixed-use developments. With decades of experience in the real estate industry, as well as with professional sports franchises, he has been responsible for executing large-scale, mixed-use projects across North America, catalysts for urban transformation and community development.
Prior to joining the Company, Mr. Cross served as President of Related Hudson Yards, leading the development efforts of Hudson Yards, the 28-acre megaproject on Manhattan’s west side. Previously, as President of the New York Jets, he spearheaded the development of MetLife Stadium, an innovative joint venture between the Jets and the New York Giants to build a dual-team NFL stadium. Mr. Cross served as President of Business Operations for the NBA’s Miami Heat where he led the development of the American Airlines Arena, creating a public-private partnership between the team and Miami Dade County, and driving a pioneering development program that sparked a renaissance of downtown Miami and the birth of a new residential neighborhood. Prior to that, Mr. Cross developed Toronto’s Air Canada Centre –  an innovative dual-sport complex, home to the city’s NBA and NHL franchises – through a complex rezoning of Toronto’s downtown arena site. Mr. Cross has held senior positions with Markborough Properties, and with The Prudential Insurance Company of America’s real estate investment operations. Mr. Cross is also an independent trustee of Choice Properties Real Estate Investment Trust, a publicly traded REIT in Canada.
Mr. Cross earned a Bachelor’s degree in Nuclear Engineering from the University of Toronto and a Master’s degree in Architectural Technology from Columbia University.

Proxy Statement for the 2023 Annual Meeting of Stockholders / 41

Executive Officers
CARLOS OLEA CHIEF FINANCIAL OFFICER Age 44
Carlos Olea is the Chief Financial Officer of the Company. He is responsible for overseeing the company’s investment, accounting and financial strategy, and working with the executive team to unlock meaningful long-term value across the Company’s portfolio.
Mr. Olea has served in his current role since January 2022. He has been with the Company since 2017 and served as the company’s Chief Accounting Officer from 2019 until 2022, overseeing the financial accounting strategy for the nation’s largest portfolio of MPCs during a time of outstanding growth. Prior to joining HHC, Mr. Olea served as Chief Accounting Officer at Carr Properties, a Washington, D.C.-based owner-operator and developer. Previously, he was a Senior Manager with the Advisory Services practice of Ernst and Young and a Director of Technical Accounting and Financial Reporting with AvalonBay Communities in Arlington, Virginia.
Mr. Olea has a Master’s in Real Estate degree with a concentration in finance from Georgetown University, and a B.S. in Accounting and Finance from ITESM, in Mexico.
PETER RILEY FORMER SENIOR EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL & SECRETARY Age 67
Background
Peter Riley joined the Company in May 2011 and most recently served as Senior Executive Vice President, General Counsel & Secretary until March 31, 2023. In that role, Mr. Riley was responsible for overseeing all legal matters for the Company and all operations related to the Aviators, the Company’s minor league baseball team located in Las Vegas. The Company has notified Mr. Riley that his employment is being terminated without cause effective May 30, 2023. Mr. Riley has over 30 years of experience, working in both the public and private sector. Mr. Riley was a partner at K&L Gates LLP between 2004 and 2011 with a significant focus on the tax aspects of fund formation, joint ventures and the acquisition, disposition, operation and financing of real estate assets. Previously, Mr. Riley led the tax department at Kelly, Hart and Hallman, and was Senior Tax Counsel at Simpson Thacher & Bartlett.
Before earning his law degree, Mr. Riley worked for Amerada Hess Corporation (NYSE: HES) where he became Chief Financial Officer of its Abu Dhabi subsidiary. Mr. Riley earned a LL.M. in Taxation from New York University School of Law, a J.D. from Boston College Law School and a B.B.A. in Accounting from the University of Notre Dame.

42 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Officers
ANDREW SCHWARTZ CO-PRESIDENT, NEW YORK REGION Age 44
Background
Andrew Schwartz serves as Co-President, New York Region and joined the Company in 2015. Mr. Schwartz most recently served as the Company’s Executive Vice President of Strategic Partnerships and Events.
Mr. Schwartz spearheaded the company’s partnership platforms – developing a wide array of programming and activations including The Rooftop at Pier 17® Summer Concert Series – and has managed the Seaport’s award-winning in-house creative design studio and its digital and marketing teams. Mr. Schwartz joined HHC after serving as Senior Vice President of Global Partnerships at Brooklyn Sports and Entertainment, where he was responsible for overseeing all partnership sales for the NBA’s Brooklyn Nets and the NHL’s New York Islanders at Barclays Center in Brooklyn. He has more than two decades of experience managing strategic marketing partnerships, advertising campaigns, and events, including for SiriusXM, Major League Baseball, the New Jersey Devils, and the National Hockey League. A one-time head coach for the University of Connecticut women's ice hockey team, the lifelong hockey enthusiast has parlayed his passion for the sport into coaching youth hockey, raising awareness for disabled hockey players, and using the sport to raise funds for cancer-related research and patient services.
Mr. Schwartz earned a B.S. in Communications and Marketing from the University of Connecticut.
FRANK STEPHAN PRESIDENT, NEVADA Age 51
Background
Frank Stephan serves as President, Nevada. Mr. Stephan joined the Company in his current role in March 2023, and he oversees all functions over the Summerlin master planned community in Las Vegas, including planning and development. Mr. Stephan has over 25 years of experience executing complex real estate developments, most recently with The Clarett Group in Los Angeles, California. Mr. Stephan previously served as Project Manager in construction management for Bovis Lend Lease LMB, Inc.
Mr. Stephan earned a Master of Science in Real Estate from New York University and a B.A. in Architecture from Columbia University.

Proxy Statement for the 2023 Annual Meeting of Stockholders / 43

Executive Officers
GREG FITCHITT PRESIDENT, COLUMBIA Age 53
Background
Greg Fitchitt serves as President, Columbia and joined the Company in 2013. He leads the development efforts for the 14-million-square-foot, mixed-use plan to transform Downtown Columbia into the Center of Culture and Commerce for central Maryland.
Mr. Fitchitt has over 25 years of real estate experience including development, planning, entitlements, community and government relations, leasing, design and construction management, and property operations. Before joining HHC in 2013, Mr. Fitchitt completed nine shopping center redevelopments in Washington State and Southern California. Mr. Fitchitt led the development of Westfield UTC in La Jolla, CA, obtaining entitlements for a $1.0 billion LEED-ND Gold mixed-use revitalization and completing the $180 million first phase in 2012. Together, the Westfield projects completed under his direction represented over $500 million in investment.
Mr. Fitchitt earned a M.B.A. from UCLA and a B.A. in Philosophy from Pomona College. Mr. Fitchitt chairs the Downtown Columbia Partnership board, co-chairs the ULI Transit Oriented Development Council for the ULI Baltimore Council, and serves on the boards of directors for the Greater Baltimore Committee and the Economic Alliance of Greater Baltimore. He also previously served for 10 years on the boards of non-profit affordable housing developers in California.
JIM CARMAN PRESIDENT, HOUSTON REGION Age 45
Background
Jim Carman serves as President, Houston Region. Previously, he served as Senior Vice President of MPC Commercial Development. He joined the Company in August 2012 to oversee vertical development on projects located within The Woodlands and Bridgeland, both master planned communities in the Houston area. Mr. Carman was responsible for leading multiple teams in the development of the first phase of Hughes Landing, Houston’s premier mixed-use urban center on Lake Woodlands, taking the 66-acre project from conception to completion within three years.
Prior to joining the Company, Mr. Carman worked on mixed-use developments in Las Vegas, including Tivoli Village at Queensridge as well as projects located within the 70-acre Hughes Center. Previously, Mr. Carman served as Project Manager for the Ritz- Carlton, Grand Cayman, a $500 million resort complex consisting of seven restaurants, 365 keys, 85 luxury condominiums, and a golf course designed by Greg Norman. Before moving overseas to manage the Ritz- Carlton project, he worked with The Haskell Company, a design-build contractor based in Jacksonville, Florida. Mr. Carman was part of the joint-venture team that constructed the Adrienne Arsht Center for the Performing Arts, a $370 million performance complex in the heart of downtown Miami.
Mr. Carman earned a B.S. in Civil Engineering as well as Master of Engineering in Construction from Texas A&M University.

44 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Officers
DOUG JOHNSTONE PRESIDENT, HAWAII REGION Age 40
Background
Doug Johnstone serves as President, Hawaii Region. He is responsible for leading the development and asset management of Ward Village, a 60-acre master planned community in the heart of Honolulu.
Mr. Johnstone joined the Ward Village team in 2012, where he most recently served as Senior Vice President of Development, playing a key leadership role in all aspects of the entitlement, project management, construction, sales, and financing of the mixed-use developments that comprise Ward Village.
Prior to joining the Company, Mr. Johnstone managed the redevelopment efforts in the $3 billion commercial real estate portfolio of Kamehameha Schools-Bishop Estate. Before that, he served as Vice President of the Los Angeles-based boutique firm, Cyburt Hall Partners, focusing on investments and developments with institutional joint venture partners.
Mr. Johnstone earned a B.A. in Economics with Honors from Stanford University. He also serves as a board member for several local nonprofits including Aloha United Way, Outrigger Duke Kahanamoku Foundation, and HomeAid Hawai’i.
HEATH MELTON PRESIDENT, PHOENIX REGION Age 46
Background
Heath Melton serves as President, Phoenix Region. He is responsible for leading the development of Teravalis, HHC’s 37,000-acre master planned community located in the Greater Phoenix, Arizona area. Previously, Mr. Melton was Executive Vice President of Master Planned Communities in the Houston Region, where he was responsible for residential planning and development of The Woodlands, Bridgeland and The Woodlands Hills.
Prior to joining the Company, Mr. Melton was Director of Land Development at Taylor Morrison Austin. He previously served as Development Manager for Sueba USA, overseeing their single- and multi-family residential business. Mr. Melton is on the board of directors of the West Houston Association, Greater Houston Builders Association, Cy-Fair Chamber of Commerce, Cy-Fair Education Foundation, and Leukemia & Lymphoma Society (LLS) Gulf Coast Chapter. He is the past chair of the West Houston Association, an active member of the Urban Land Institute’s (ULI) national Community Development Council and the Memorial Hermann Cypress Advisory Committee.
Mr. Melton is a graduate of the United States Military Academy at West Point, earning a Bachelor of Science in systems engineering and business management. He served in the U.S. Army as a field artillery officer for five years, earning an Army Commendation Medal with Valor Device and Bronze Star.

Proxy Statement for the 2023 Annual Meeting of Stockholders / 45

Executive Officers
ZACH WINICK CO-PRESIDENT, NEW YORK TRI-STATE REGION Age 43
Background
Zachary Winick serves as Co-President, New York Region and joined the Company in 2017. Mr. Winick most recently served as a Senior Vice President in the New York Region, where he was responsible for the day-to-day operations at the Seaport with oversight of leasing, hospitality, and financial management.
Mr. Winick has more than 15 years of real estate experience across a variety of asset classes. Prior to joining the Company, Mr. Winick was a Managing Director at Edison Properties, where he oversaw a division of office leasing and management at the historic Hippodrome Building in Midtown Manhattan. Previously, Mr. Winick was a commercial real estate broker with Mutual Real Estate Corporation specializing in the repositioning and sale of industrial real estate.
Mr. Winick earned a B.A. in Criminal Justice from the University of Delaware and a J.D. from New York Law School.

46 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
EXECUTIVE COMPENSATION
This Compensation Discussion and Analysis provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow. In this proxy statement, the Named Executive Officers, or NEOs, include each of the executive officers listed below for fiscal 2022.
Named Executive Officer	Position
David O’Reilly	Chief Executive Officer (“CEO”)
L. Jay Cross	President
Carlos A. Olea	Chief Financial Officer (“CFO”)
Peter Riley	Former Senior Executive Vice President, General Counsel & Secretary*
Saul Scherl	Senior Advisor (Current), Former President, New York Tri-State Region
Correne Loeffler	Former CFO

*
Mr. Riley’s service in that position terminated March 31, 2023, and his employment with the Company is being terminated without cause effective May 30, 2023.

EXECUTIVE SUMMARY
Our success depends, in large part, on our ability to successfully attract, motivate and retain a qualified management team. The executive compensation program designed and implemented by the Compensation Committee is intended to attract, retain and motivate the key people necessary to enable us to maximize operational efficiency and profitability over the long term, while holding employees accountable to the Company’s strategy and values. The Compensation Committee believes that executive compensation should align the interests of our executives and other key employees with those of the Company, including its mission and strategy, and with long-term stockholder value. Our executive compensation program also is designed to differentiate compensation based upon individual contribution, performance and experience.
In establishing compensation, the Compensation Committee provides our NEOs with a competitive compensation package, using a holistic evaluation of each element of our NEOs’ compensation together with an assessment of each NEO’s ownership position in the Company (inclusive of all types of equity awards). The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not disadvantage the Company in attracting and retaining executives and other key employees, while also managing a competitive compensation expense structure for the Company.
Although the Compensation Committee considers the executive compensation paid by our public company peer group in making compensation decisions, the Compensation Committee also considers the compensation that real estate private equity firms, private real estate development companies and real estate opportunity funds pay their executives. Given the small number of public company peers directly competing with the Company and the nature of the Company’s business, the Compensation Committee believes it is prudent to consider the compensation of both its privately and publicly owned peers when considering and making its compensation decisions.
During 2022, the Company maintained much of its positive momentum from its record-breaking year in 2021, successfully navigating challenging market dynamics and delivering strong results for stockholders. The Tin Building in New York City opened in 2022 to positive reviews and has been met with strong demand and foot traffic thus far. Additionally, in 2022, the Company sold its ownership interest in 110 North Wacker for net proceeds to the Company of $168.9 million and sold the Outlet Collection at Riverwalk for net proceeds of $8.2 million; these sales completed our planned non-core asset sales, with 15 non-core assets sold since the fourth quarter of 2019.

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Compensation Discussion and Analysis
We believe the Company’s portfolio of assets and strong balance sheet leave it well-positioned for future growth.
Financial and Operational Highlights*
Full-Year Company Highlights
•
Net income attributable to common stockholders was $184.5 million, or $3.65 per diluted share for the year, which compares to $56.1 million, or $1.03 per diluted share in 2021.

•
The positive year-over-year performance included MPC earnings before taxes (“EBT”) of $283.0 million, Total Operating Assets NOI of $239.5 million, and condo gross profit of $195.8 million.

•
Repurchased approximately 4.3 million shares of common stock for $388.4 million at an average share price of $90.66.

Operating Assets
•
Total Operating Assets NOI, including contribution from unconsolidated ventures, was $239.5 million, representing a $13.0 million or 6% year-over-year increase. Excluding disposed hospitality and retail assets, NOI increased $19.6 million or 9%.

•
Multi-family was the largest driver of the strong NOI performance with 39% year-over-year growth predominately due to rent growth and strong lease-up at HHC’s new developments in The Woodlands and Downtown Columbia®.

•
Office NOI was largely unchanged compared to 2021, with strong lease-up and the expiration of rent abatements at Class-A properties in The Woodlands and Downtown Columbia® being partially offset by some tenant turnover during the year. In 2022, the Company executed 510,000 square feet of new or expanded office leases including 253,000 square feet in The Woodlands, 155,000 square feet in Downtown Columbia®, and 102,000 square feet in Summerlin.

MPC
•
MPC EBT totaled $283.0 million in 2022, an 11% decrease compared to $316.6 million in the prior year.

•
The reduction in EBT was impacted by a $60.8 million reduction in equity earnings, primarily from The Summit, which has limited remaining lots and condos in inventory. During the year, HHC and Discovery Land expanded this highly successful joint venture to include a second phase of future development including 54 acres of land for 28 custom home sites, which is expected to begin sales later in 2023.

•
Excluding the impact of reduced equity earnings primarily at The Summit, MPC EBT increased $27.2 million year-over-year.

•
The average price per acre of residential land sold increased 32% to $768,000 per acre, a full-year record for HHC.

•
Builder price participation revenue rose to $71.8 million, an all-time high for HHC.

•
JDM Partners exercised its options to repurchase a 12.0% ownership interest in TeravalisTM, resulting in an 88.0% equity interest for HHC.

Strategic Developments
•
Strategic Developments EBT totaled $190.2 million in 2022, a $106.5 million increase compared to $83.8 million in the prior year primarily due to the timing and mix of condominium sales in Ward Village.

48 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
•
Ward Village contracted to sell 1,055 condo units for a record $1.1 billion and closed on 607 condo units generating $677.1 million of net revenue.

•
Delivered Kō'ula® – Ward Village’s sixth condo tower – closing 549 units and generating $619.8 million in net revenue.

•
Launched pre-sales at Ulana and Kalae during the year – contracting to sell 916 units.

•
In 2022, HHC completed construction on 388,000 square feet of office and retail space and 830 multi-family units across several MPCs including The Woodlands, Bridgeland, Downtown Columbia, Summerlin, and Ward Village, which are expected to generate incremental Operating Assets NOI of $24.7 million upon stabilization.

Seaport
•
Seaport revenue of $88.5 million increased 61% compared to 2021 driven by a nearly 50% increase in foot traffic at Pier 17, higher demand at all managed restaurants, a longer summer concert series, and increased private events.

•
The 2022 summer concert series was the most successful to date and included 60 shows that sold over 188,000 tickets, representing over 90% of available ticket inventory. Pier 17 was recently rated the #1 Top Outdoor Music Venue in New York City by Red Bull and the #3 Top Club Worldwide by Pollstar.

•
HHC signed a 15-year, 46,000-square-foot lease with Alexander Wang at the Fulton Market Building, bringing the building to 100% leased.

•
Celebrated the grand opening of the Tin Building by Jean-Georges in September. After successful hiring efforts during the fourth quarter, the marketplace commenced seven-days-per-week operations in December.

•
Acquired a minority stake in Jean-Georges Restaurants for $45.0 million and purchased a $10.0 million warrant for the option to acquire additional ownership interest at a later date.

* See Annex A for reconciliations of Non-GAAP measures.
2022 Compensation Highlights
Our 2022 financial performance, along with the individual performance of our NEOs, served as key factors in determining compensation for 2022 and executing on other compensation practice initiatives, including as follows:
Compensation Practice	Rationale for Practice
• We generally make annual long-term equity incentive awards, 50% of which are performance-based.	• We tie a significant portion of compensation to long-term performance.
• Majority of annual compensation for our NEOs is tied to incentive compensation.	• Our NEOs have an annual performance-based incentive compensation opportunity that is recalibrated each year to ensure alignment with our compensation objectives.

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Compensation Discussion and Analysis
Compensation and Governance Best Practices
The Compensation Committee regularly reviews best practices in governance and executive compensation. The Company’s current best practices and policies include the following:
What We Do
✓	Align Executive Compensation with Company Performance. We tie a majority of executive pay to fully at risk, performance-based cash awards and long-term equity awards.
✓
Apply Multi-Year Vesting to Equity Incentive Awards.
Under our long-term equity incentive program, time-based awards generally vest ratably over three years (five years prior to 2022) following the date of grant and performance-based awards generally vest at the end of three years (five years prior to 2022), subject to the satisfaction of total stockholder return thresholds.

✓
Provide Double-Trigger Severance Benefits.
In the event of a change of control, equity award vesting is provided to our NEOs only in the event of a qualifying termination following the change of control. Equity awards do not vest solely in connection with a change of control.

✓
Allow Clawbacks.
Our Board has adopted a policy regarding recovery of incentive awards for fiscal years for which financial results are later restated, which may include reimbursement of any bonuses paid and recovery of profits received during the applicable period under any equity compensation awards.

✓
Impose Stock Ownership Guidelines.
Our Compensation Committee has adopted stock ownership guidelines for our CEO, President, CFO and Senior Executive Vice President, Secretary & General Counsel, which require such executive officers to accumulate and hold a meaningful level of stock in the Company.

✓
Conduct Annual Risk Review.
Our Compensation Committee conducts an annual review of the Company’s compensation programs to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company.

✓	Retain an Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant to advise on our executive compensation programs.
✓	Provide Limited Perquisites. We provide limited perquisites to our NEOs.
✓	Offer Broad-Based Benefits. Our NEOs are eligible for the same health and retirement benefits as other full-time employees.
✓	Use Peer Group Evaluation. We evaluate our compensation peer groups periodically to align with investor expectations and changes in the Company’s business.
✓	Conduct an Annual Say-on-Pay Vote. We conduct an annual say-on-pay vote to better understand investor sentiment toward our executive compensation program.
What We Don’t Do
No Excise Tax Gross-Ups. We do not make tax gross-up payments to executive officers.
No Supplemental Retirement Benefits. We do not provide supplemental executive officer retirement benefits.
No Hedging or Pledging. We do not permit hedging or pledging of equity by our executive officers.
No Repricing. Our equity plan prohibits repricing or the buyout of underwater stock options without stockholder approval.
No Discount Options. Our equity plan prohibits granting stock options with a grant price less than the fair market value of our common stock on the date of the grant.

50 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
Compensation Philosophy and Objectives
We Strive to Attract, Incentivize and Retain Talented Individuals.	We pay competitively.

It is imperative that we attract, incentivize and retain individuals in executive positions whose skills, business experience and acumen are critical to the current and long-term success of the Company.

We pay competitively to provide a target compensation opportunity that will attract, motivate and retain our talented core of executives who drive our success. The compensation program is designed to give the Company a competitive advantage relative to the compensation provided by peer group companies with which we compete for qualified executive talent. The Compensation Committee also seeks to retain executives through the phases of the cycle of the real estate market by keeping compensation competitive during times of growth as well as contraction, reflecting the long-term nature of successful real estate development businesses.
While peer group companies and competitive survey data provide a beginning reference point and inform decisions on the range of compensation opportunities, it is just one of many factors the Compensation Committee considers in setting pay. For example, the Compensation Committee recognizes that talent competitors for our NEOs include high-paying private real estate development companies, high paying private equity firms and real estate opportunity funds, in addition to our more conventional public company peers.
Also, several of our peers are real estate investment trusts (“REITs”) whose operations directly compare to our operating assets segment only and not to our master planned community segment or strategic development segment. Ultimately, the Compensation Committee retains flexibility to adjust executive compensation based on our objectives of building our Company and creating stockholder value.

Retention is a key objective of the compensation program.

Because the implementation of the Company’s business strategy requires long-term commitments on the part of our NEOs, and because competition for top talent is intense in the Company’s industry, retention of our talented core of executives is a key objective of the compensation program.

We Pay for Performance.	We reward attainment of established goals.
We firmly believe that pay should be tied to performance. Superior performance enhances stockholder value and is a fundamental objective of the Company’s compensation program.
The compensation program is designed to reward our NEOs for attaining established goals that require the dedication of their time, effort, skills and business experience to drive the success of the Company and the maximization of stockholder value.

Performance-based annual incentive compensation is a key component of our compensation program.

For fiscal 2022, annual performance is rewarded through annual incentive awards and is based on the Company’s operational performance and financial results and the individual NEO’s contribution to those results. NEO performance is judged against specific, predetermined financial and strategic goals established by the Compensation Committee. In addition, 25% of the annual incentive award is based on a subjective performance evaluation.

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Compensation Discussion and Analysis
We Align Pay to Business Objectives and Long-Term Strategy.	We grant long-term equity incentive awards under our equity incentive program.

The compensation program is designed to reward and motivate our NEOs’ Company-wide performance and, as described below, individual performance in attaining business objectives and maximizing stockholder value. Compensation decisions are based on the principle that the long-term interests of our NEOs should be aligned with those of our stockholders.

We use equity incentive awards as a recruitment and retention incentive and to align the interests of our NEOs with stockholder interests. Performance is a key component of our long-term equity incentive program. The Compensation Committee did not grant long-term equity incentive awards to Messrs. O’Reilly and Cross in fiscal 2022 because it determined that awards granted in prior years provided sufficient alignment at the time.
Prior to 2022, the Compensation Committee used absolute cumulative total stockholder return as the sole metric for the performance-based component of our annual long-term equity awards. In 2022, the Compensation Committee used relative cumulative compounded annual total stockholder return. Since March 2023, the Compensation Committee uses net asset value growth, which we believe will continue to provide a meaningful link between compensation and stockholder value.

NEO PERSONAL INVESTMENT IN HOWARD HUGHES
Our NEOs have a significant ownership stake in the Company, as described under “Security Ownership of Directors, Executive Officers and Certain Beneficial Holders.” Messrs. O’Reilly, Cross and Olea are also (and, prior to March 31, 2023, Mr. Riley was) subject to the stock ownership requirements described below under “Other Components of Compensation – Stock Ownership Guidelines” to further encourage the alignment of their interests with our stockholders.
ROLES AND RESPONSIBILITIES
Role of Compensation Committee
The Compensation Committee administers our executive compensation programs. The role of the Compensation Committee is to review and approve the compensation paid to our NEOs and certain other executive officers of the Company, and to review the compensation policies and practices for all of our employees to verify that the policies and practices do not create unreasonable risks for the Company.
In establishing compensation for NEOs, the Compensation Committee considers, among other things, recommendations by our CEO and our compensation consultant, and the compensation of similarly situated executives of peer companies. In addition, the Compensation Committee, with the assistance of management, reviews total compensation paid to certain other executive officers annually, including long-term equity awards.
The Compensation Committee reviews internal evaluations of the NEOs and certain other executive officers and market data provided by management and its compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The Compensation Committee believes that NEO compensation for 2022 reflects an appropriate allocation of compensation between salary, annual incentive compensation and long-term equity compensation.
The Compensation Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates his performance in light of those goals and objectives and determines and approves his compensation level based on this evaluation.
Role of Executive Officers
Our CEO makes compensation recommendations for the other NEOs to the Compensation Committee. Additionally, management provides financial and compensation data to the Compensation Committee for its review in setting compensation and gives guidance as to how the data impacts performance goals set by the Compensation Committee. This data includes:
•
our financial performance for the current year compared to the preceding year;

52 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
•
performance evaluations of the NEOs (other than the CEO) including experience, prior performance and anticipated future performance;

•
industry-wide business conditions; and

•
total compensation provided to the NEOs in previous years.

Role of Compensation Consultant
The scope of Meridian’s work included the following items in connection with 2022 compensation:
•
providing the Compensation Committee with relevant market data;

•
updating the Compensation Committee on related trends and developments; and

•
providing input on compensation decisions for the NEOs as requested by the Compensation Committee.

Meridian is independent and provides no services directly to the Company and no conflicts of interest exist between the Company and Meridian.
RISK ASSESSMENT
The Compensation Committee’s annual review and approval of the Company’s compensation strategy includes a review of compensation-related risk. In this regard, the Compensation Committee annually considers the relationship between the Company’s overall compensation policies and practices for employees, including executive officers, and risk, including whether such policies and practices give rise to risks that would be reasonably likely to have a material adverse effect on the Company. Based on this review in 2022, the Compensation Committee concluded that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company.
MARKET REVIEW AND COMPENSATION PEER GROUP
For 2022 NEO performance, the Compensation Committee compared our executive compensation program with competitive market information regarding salary and incentive awards and programs. The purpose of this analysis is to provide a beginning reference point in evaluating the reasonableness and competitiveness of our executive compensation within the real estate development and operating industry and to ensure that our compensation program is generally comparable to companies of similar size and scope of operations.
Market pay levels are obtained from various sources, including published compensation surveys and information taken from SEC filings of 14 public companies recommended by Meridian and approved by the Compensation Committee. The Compensation Committee also considers compensation paid at private real estate and investment companies and larger real estate companies as additional context but does not benchmark NEO compensation against them. The following companies constituted the peer group for purposes of reviewing and considering the 2022 compensation decisions approved for our NEOs:
Peer Group
• Beazer Homes USA, Inc.	• Federal Realty Investment Trust	• Pebblebrook Hotel Trust
• Camden Property Trust	• Hudson Pacific Properties, Inc.	• Regency Centers Corporation
• Duke Realty Corporation	• Kilroy Realty Corporation	• Toll Brothers, Inc.
• Brixmor Property Group Inc.	• Meritage Homes Corporation	• UDR, Inc.
• Cousins Properties Incorporated	• Mid-America Apartment Communities, Inc.

Proxy Statement for the 2023 Annual Meeting of Stockholders / 53

Compensation Discussion and Analysis
The peer group consists of the same companies reviewed in 2021, with the exceptions of: (i) the removal of Weingarten Realty Investors, which was acquired by Kimco Realty Corp.; and (ii) the additions of (a) UDR, Inc., (b) Brixmor Property Group Inc., (c) Cousins Properties Incorporated, and (d) Hudson Pacific Properties, Inc. Duke Realty Corporation was acquired by Prologis, Inc. in October 2022; however, 2022 pay disclosures were available and were used by Meridian in its benchmarking analysis.
EMPLOYMENT AGREEMENTS
Each of Messrs. O’Reilly, Cross, Olea and Riley have employment agreements with the Company. These agreements provide for a minimum annual base salary, target annual incentive compensation under plans approved by the Compensation Committee, as well as severance and other benefits. The Compensation Committee approved the terms of the employment agreements based upon (a) its assessment of the terms necessary to retain highly qualified executives, and (b) arm’s-length negotiations with each of these executives. Mr. Scherl’s served as the Company’s President – New York Tristate Region through the end of 2022 pursuant to certain letter agreements entered into by the Company and Mr. Scherl. Following the completion of Mr. Scherl’s service as President – New York Tristate Region, the Company entered into a new letter agreement with Mr. Scherl in order to retain him in the role of Senior Advisor in connection with the Company’s ongoing development in the Seaport District through at least June 30, 2023. For a description of the material terms of these employment agreements and employment arrangements, see “Executive Compensation – Employment Agreements and Arrangements with the NEOs.”
Key Elements of Executive Compensation Program
The following table outlines certain information regarding the key elements of our executive program:
Element	Form	Objectives and Basis
Base Salary	Cash	• Attract and retain highly qualified executives to drive our success
Annual Incentive	Cash	• Drive Company and segment results
Compensation
•
Actual payout determined by the Compensation Committee based on the achievement of specific financial and operational goals and objectives established by the Compensation Committee during the first quarter of each calendar year

Long-Term Equity	Annual Restricted Stock Grants (time-based and performance-based vesting)	• Drive Company performance
Incentive		• Align interests of executives with those of our stockholders
• Retain executives through long-term vesting
• Provide stockholder-aligned wealth accumulation opportunities
Deferred Compensation	401(k) plan, non-qualified deferred compensation plan	• Provide tax-deferred methods for general savings and retirement

54 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
We also provide other general benefits and limited perquisites, which are described below.
2022 ANNUAL COMPENSATION MIX
Consistent with the Compensation Committee’s compensation philosophy and objectives, the following sets forth the 2022 compensation decisions that were approved for our NEOs as a result of Company and individual performance achievements, as reflected in the Summary Compensation Table under the header “Executive Compensation” and elsewhere in this Proxy Statement.
	Key Responsibilities
David O’Reilly Chief Executive Officer
Our Chief Executive Officer is responsible for managing our business operations and overseeing the senior members of our management team. He leads the implementation of corporate strategy and is the primary liaison between our Board and the management of our firm. He also serves as the primary public figure of the Company.

	Key 2022 Performance Achievements

•
Led Company through a strong 2022, delivering robust results across all segments.

•
Oversaw capital markets strategy and financing efforts, in addition to helping to implement a buyback program whereby the Company repurchased approximately 4.3 million shares of Common Stock for $388.4 million.

•
Drove substantial completion of the Company’s sale of non-core assets, including the sale of the Company’s ownership interest in 110 North Wacker for net proceeds of approximately $168.9 million.

	Compensation Decisions
	Base Salary	$750,000
	Annual Incentive Compensation	$1,800,000
	Long-Term Equity Incentives	$–
	Key Responsibilities
L. Jay Cross President	Our President is responsible for overseeing our portfolio of master planned communities and mixed-use developments.
	Key 2022 Performance Achievements

•
Helped further develop strong regional leadership teams, including the setup of the Company’s new Arizona office.

•
Continued to implement improvements across the entire portfolio and develop a new pipeline of development projects across the entire portfolio.

•
Led team that helped the Company achieve significant improvements to its Environmental, Sustainability and Governance (ESG) efforts.

•
Continued to be integrally involved in a number of key new hires across the Company.

	Compensation Decisions
	Base Salary	$750,000
	Annual Incentive Compensation	$2,340,000
	Long-Term Equity Incentives	$–

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Compensation Discussion and Analysis
	Key Responsibilities
Carlos Olea Chief Financial Officer
Our Chief Financial Officer is responsible for overseeing the company's investment, accounting and financial strategy, and working with the executive team to unlock meaningful long-term value across the Company's portfolio.

	Key 2022 Performance Achievements

•
Key involvement in critical Company areas, including capital markets, cash flow, liquidity and other financial matters.

•
Oversaw strategy that led to the Company ending 2022 with a strong balance sheet with minimal debt maturing over the next two years.

•
Continued to improve the Company’s investor communications and relations strategy and outreach.

	Compensation Decisions*
	Base Salary	$500,000
	Annual Incentive Compensation	$900,000
	Long-Term Equity Incentives	$313,310
	* Mr. Olea was promoted to Chief Financial Officer effective January 12, 2022.
	Key Responsibilities
Peter F. Riley Former Senior Executive Vice President, General Counsel & Secretary
Mr. Riley served as our Senior Executive Vice President, General Counsel & Secretary during all of 2022 and through March 31, 2023. In that role he managed business and legal aspects of complex transactions, particularly in the negotiation of critical contracts. He also participated in the development of corporate policies, procedures and programs, and provided counsel and guidance on various legal matters. Mr. Riley also led the operations of the Company’s minor league baseball team, the Aviators, located in the Summerlin MPC. As previously noted, Mr. Riley’s employment is being terminated without cause effective May 30, 2023.

	Key 2022 Performance Achievements

•
Continued to lead the Company’s Legal Department in drafting, negotiating and finalizing contracts on a timely basis, including the Legal Department’s involvement with construction financings.

•
Continued to excel by providing the Company with sound legal advice and strategies.

	Compensation Decisions
	Base Salary	$577,500*
	Annual Incentive Compensation	$992,712
	Long-Term Equity Incentives	$795,710
	* Mr. Riley’s base salary in 2022 was prorated between (1) $550,000, his base salary prior to November 6, 2022, and (2) $577,500, his base salary since November 6, 2022.

56 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
	Key Responsibilities
Saul Scherl Former President, New York Tri-State Region, Senior Advisor
Our Former President, New York Tri-State Region was primarily responsible for overseeing the Seaport District, which notably includes Pier 17, the Tin Building and 250 Water Street. Mr. Scherl currently serves as Senior Advisor, Seaport, and will serve in that role until at least June 30, 2023.

	Key 2022 Performance Achievements
	• Continued to lead the Company’s planned 250 Water Street development project at the Seaport. • Led the successful effort to open the Tin Building.
	Compensation Decisions
	Base Salary	$600,000
	Annual Incentive Compensation*	$600,000
	Long-Term Equity Incentives	$2,096,724
	* Mr. Scherl does not participate in the other NEOs’ annual incentive compensation program. For more information, see “2022 Annual Compensation – Annual Incentive Compensation.”

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Compensation Discussion and Analysis
BASE SALARY
The Compensation Committee determines the annual base salary for each NEO. Any increases in base salary are expected to be determined on the basis of scope of responsibilities, level of experience and sustained performance with the Company, as well as internal and market comparisons. In setting base salaries for the NEOs, the Compensation Committee seeks to provide a reasonable level of fixed compensation that is competitive with base salaries for comparable positions at similar companies. The base salaries of our NEOs as of December 31, 2021 and 2022 (or, in the case of Ms. Loeffler, as of her last date of employment with the Company) were as follows:
Name	Title	2021 Base Salary ($)	2022 Base Salary ($)	Base Salary Change
David O’Reilly	Chief Executive Officer	750,000	750,000	No Change
L. Jay Cross	President	750,000	750,000	No Change
Carlos A. Olea	Chief Financial Officer	–	500,000	*
Peter F. Riley	Former Senior Executive Vice President, General Counsel & Secretary	550,000	577,500	27,500**
Saul Scherl	Former President, New York Tri-State Region	600,000	600,000	No Change
Correne Loeffler	Former Chief Financial Officer	500,000	500,000	No Change

*
Amount shown is Mr. Olea’s base salary effective January 12, 2022, upon his promotion to Chief Financial Officer. For more information, see “Employment Agreements with the NEOs – Carlos Olea.”

**
Mr. Riley’s base salary increased effective November 6, 2022, in accordance with the terms of his employment agreement. For more information, see “Employment Agreements with the NEOs – Peter Riley.”

ANNUAL INCENTIVE COMPENSATION
The Compensation Committee believes that annual incentive compensation is a key element of the total compensation for our NEOs. The Compensation Committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of established performance measures and objectives, appropriately motivates the NEOs to achieve the Company’s financial and operational objectives, thereby enhancing stockholder value.
The employment agreements with each of our NEOs provide that each officer is eligible to receive an annual incentive award. The target amount of each annual incentive award is set forth in the NEO’s employment agreement or letter agreement, as applicable. The annual incentive compensation opportunity for each of the NEOs under their current respective employment agreements with the Company is set forth below, other than: (i) Ms. Loeffler, who served for only part of 2022 and whose employment with the Company was terminated effective as of January 12, 2022; and (ii) Mr. Scherl, whose service as the Company’s President – New York Tri-State Region ended concurrently with the expiration of his prior employment agreement with the company on December 31, 2022.
David O’Reilly
•
Target annual bonus of $1,500,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

L. Jay Cross
•
Target annual bonus of $1,950,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

Carlos A. Olea
•
Target annual bonus of $750,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

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Compensation Discussion and Analysis
Peter F. Riley
•
Target annual bonus of $800,000 increasing to $840,000 effective November 6, 2022, on a prorated basis for 2023 (ranging as applicable from a threshold value of 60% of target to a maximum value of 140% of target).

David O’Reilly; L. Jay Cross; Carlos Olea; and Peter Riley – 2022 Annual Incentive
The metrics approved under our 2022 annual incentive program applicable to Messrs. O’Reilly, Cross and Riley were directly linked to our operating performance, with 75% of the annual incentive earned based on achievement of the goals described in the table below, and the remaining 25% based on individual performance as evaluated by the Compensation Committee. For 2022, the Compensation Committee approved the following financial metrics and strategic goals with respect to the 75% objective portion under our annual incentive program for Messrs. O’Reilly, Cross, Olea and Riley:
Financial Metric	Target	Actual	Percentage Achieved
Operating Assets NOI(1)(2)	$217,778,765	$224,704,471	103.2%
MPC Earnings Before Taxes (MPC EBT)(1)	$244,719,046	$282,987,478	115.6%
Condo Profit(1)	$199,993,079	$195,808,000	97.9%
Financial Metric	Target	Actual	Favorable/ (Unfavorable)
Achieve Budgeted Corporate Cash G&A(1)(2)	$75,000,000	$74,117,000	1.2%
Strategic Goals	Actual	Percentage Achieved
Successfully open the Tin Building	Executed grand opening of Tin Building in Spring 2022.	90%
Deliver strategic development on-time and on-budget	Delivered six new development projects in 2022, including Starling at Bridgeland, 1700 Pavilion, two medical office buildings in The Woodlands, and completion of the Ko’ula condominium tower in Ward Village.	120%
Improve organizational ESG and DEI metrics	Conducted climate risk analyses and established mitigation guidelines; exceeded GRESB goals; received Energy Star labels for 16 of our assets; continued improvements to efforts to support growth across local and minority-owned businesses.	110%

(1)
Annex A includes (i) our Segment Operating Results as reported in our Form 10-K for fiscal 2022; (ii) a reconciliation of Operating Assets segment EBT to Operating Assets NOI as reported in our Form 10-K for fiscal 2022, which differs from these compensation financial measures and is reconciled on Annex B; (iii) Condominium Profit; and (iv) Corporate Cash G&A.

(2)
Annex B includes reconciliations of the Operating NOI used to measure performance compensation to the Operating Assets NOI as reported in our Form 10-K for fiscal 2022 and Corporate Cash G&A used to measure performance compensation to the Cash G&A reported in our Fourth Quarter 2022 Supplemental Information.

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Compensation Discussion and Analysis
The Compensation Committee chose these measures because we believe that they motivate our NEOs to drive Company growth and to execute on our business plan.
With respect to performance for fiscal 2022, the Compensation Committee considered that the Operating Assets NOI and MPC EBT performance goals were achieved, and the extent to which the actual results exceeded the goals. The Compensation Committee considered that the Tin Building was successfully opened to the public in the spring of 2022, a significant milestone for the Seaport, and that while the Tin Building initially opened at limited capacity, the building has been fully opened since late November 2022 to many favorable reviews. The Compensation Committee also considered that, with respect to budgeted corporate cash G&A, the result was excellent, particularly in light of challenges such as volatile material pricing and supply chain disruptions. The Compensation Committee also considered that the 25% subjective individual performance portion of Messrs. O’Reilly’s, Cross’s, Olea’s and Riley’s annual incentive bonuses were achieved substantially in excess of what the Compensation Committee considers a normal “target” for individual performance.
Therefore, the Compensation Committee believed it was appropriate to award each of Messrs. O’Reilly, Cross, Olea and Riley annual incentive awards equal to 120% of their respective target bonus opportunities. Accordingly, for fiscal 2022 performance: Mr. O’Reilly received an annual cash bonus $1,800,000; Mr. Cross received an annual cash bonus of $2,340,000; Mr. Olea received an annual cash bonus of $900,000; and Mr. Riley received an annual cash bonus of $992,712.
Saul Scherl – 2022 Annual Incentive; Unrestricted Stock Award
Mr. Scherl does not participate in the same annual cash bonus program as described above. Instead, Mr. Scherl participates in the Company’s general annual incentive plan in which all corporate employees are eligible. Annual cash bonuses under that general program are recommended by the CEO based on evaluation of objective and subjective measures and approved by the Compensation Committee. For performance in fiscal 2022, Mr. Scherl was awarded a cash bonus in his target amount of $600,000. This amount is reflected in the “Bonus” column of the “Summary Compensation Table” below.
Under Mr. Scherl’s prior March 2021 employment agreement with the Company (which was in effect through December 31, 2022), Mr. Scherl was eligible to receive a stock award with an issue date of December 31, 2022 in a value of up to $1,500,000 upon the achievement performance goals to be established by the Compensation Committee. On January 26, 2022, the Compensation Committee granted to Mr. Scherl a $1,500,000 unrestricted stock award in full satisfaction of the foregoing. The Compensation Committee granted the award based on Mr. Scherl’s significant contributions to the Seaport and the Company’s progress through that date.
LONG-TERM EQUITY INCENTIVES
Our long-term equity incentive program is designed to attract, retain and motivate officers, employees, non-employee directors and consultants of the Company and its subsidiaries, as well as promote the success of the Company’s business by providing participants with appropriate incentives. The table below provides a breakdown of restricted stock awards granted to Messrs. Olea, Riley and Scherl in 2022, which are further explained in the narrative following the table. Ms. Loeffler did not receive any stock options or restricted stock awards for 2022 in light of her departure from the Company. In connection with Mr. O’Reilly’s elevation to CEO and the hiring of Mr. Cross, in late 2020 those two executives each received special off-cycle long-term equity incentive grants. In view of their overall equity incentive holdings during 2022, the Compensation Committee determined not to grant additional awards to them as part of the Company’s normal 2022 annual grant cycle; Messrs. O’Reilly and Cross each did receive an annual long-term equity incentive award as part of the Company’s normal 2023 annual award cycle.
Name of Executive Officer	Performance- Based Shares (#)	Time- Based Shares (#)	Total (#)
Carlos Olea (Annual Grant)	1,688	1,688	3,376
Peter Riley (Annual Grant)	4,287	4,287	8,574
Saul Scherl (Annual Grant)	3,215	3,332	6,547

60 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
Restricted Stock Grants
The Company believes that restricted stock grants provide a long-term equity opportunity that is both competitive in the real estate industry and serves as a retention tool. The grants are evenly divided between performance and time vesting shares. 50% of the restricted stock granted prior to February 2022 to each NEO under our general annual equity award program is eligible to cliff-vest after five years upon the achievement of specified cumulative total stockholder return (“TSR”) growth percentages over the same period. At an 11% cumulative total stockholder return growth over a five-year period, only 30% of the restricted stock granted that is subject to performance-based vesting prior to February 2022 would vest. No such restricted stock subject to TSR-based vesting would vest if our TSR growth rate is below 11% over such five-year period. With respect to restricted stock granted in early 2022 to Messrs. Olea, Riley and Scherl, 50% of such restricted stock is eligible to cliff-vest after three years based on the cumulative compounded annual TSR percentile relative to the TSR of twenty-five (25) other companies. The Company believes that the performance targets set for our NEOs are challenging and appropriate. The Company also believes that the long-term vesting component of the restricted stock aligns management’s interest with the long-term performance of the Company.
The amount of restricted stock granted in early 2022 to Messrs. Olea, Riley and Scherl was based on numerous factors, including the Compensation Committee’s evaluation of our prior-year performance and the individuals’ respective contributions to their primary areas of oversight. Based on our fiscal 2021 performance and the Compensation Committee’s overall evaluation of the individual 2021 performance of each eligible NEO, the Compensation Committee determined that each of Messrs. Olea, Riley, and Scherl should receive an annual long-term equity incentive in an amount equal to the target amounts set forth in their employment agreements (or, for Mr. Scherl, his March 2021 offer letter).
The performance-based shares are eligible to cliff-vest as shown in the table below on December 31, 2024. Vesting is based on the cumulative compounded annual TSR of the Company relative to the TSR of the Comparison Companies (set forth below) over a three-year term. The volume weighted average share price of the Company for the last 30 trading days of 2021 will be used as the beginning price for calculating TSR. The ending price for calculating TSR will be the volume weighted average share price of the Company for the last 30 trading days of 2024.
For each award of performance-based shares to Messrs. Olea, Riley and Scherl in February 2022, a TSR percentile is deemed satisfied if the TSR of the Company meets or exceeds such percentile relative to the Comparison Companies on a weighted average basis, in accordance with the vesting schedule below:
Relative Cumulative Compounded Annual Total Shareholder Return Percentile	Vesting %
0.00% to 29.99%	0%
30.00% to 49.99%	50%
50.00% to 59.99%	100%
60.00% to 69.99%	120%
70.00% to 79.99%	135%
80.00%+	150%
Share price will be based on the daily closing price of the Company’s common stock as reported in the consolidated transaction reporting system.

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Compensation Discussion and Analysis
Comparison Companies:

1.
Alexander & Baldwin, Inc.

2.
Brandywine Realty Trust

3.
Hudson Pacific Properties, Inc.

4.
Douglas Emmett, Inc.

5.
Urstadt Biddle Properties Inc.

6.
Kennedy-Wilson Holdings, Inc.

7.
Paramount Group, Inc.

8.
Brixmor Property Group Inc.

9.
Highwoods Properties, Inc.

10.
National Retail Properties, Inc.

11.
Simon Property Group, Inc.

12.
W.P. Carey Inc.

13.
Boston Properties, Inc.

14.
American Assets Trust Inc.

15.
Piedmont Office Realty Trust,
Inc.

16.
Retail Opportunity Investments
Corp.

17.
AvalonBay Communities, Inc.

18.
UDR, Inc.

19.
Mid-America Apartment
Communities

20.
Forestar Group Inc.

21.
Meritage Homes Corporation

22.
Toll Brothers, Inc.

23.
Five Point Holdings, LLC

24.
Beazer Homes USA, Inc.

25.
The St. Joe Company

The time-based shares granted to Messrs. Olea and Riley in 2022 vest ratably over a three-year period. The first 20% tranche of each time-based award vested on February 22, 2023 (the first anniversary of the date of the grant), and the remaining 20% tranches vest on December 31, 2023 and December 31, 2024 (in each case, generally subject to continued employment on the applicable vesting date). The time-based shares granted to Mr. Scherl on January 26, 2022 vested in full on December 31, 2022.
OTHER COMPONENTS OF COMPENSATION
Deferred Compensation Plan
The Company provides a deferred compensation plan to the NEOs and other highly compensated employees to provide tax-deferred methods for general savings and retirement. Although the Company has the flexibility to make discretionary contributions to the deferred compensation plan, it has not made any such contributions.
Employee Benefits
The Company provides health, life, and other insurance benefits to its NEOs on the same basis as its other full-time employees. The Company does not provide its executives and other employees with defined benefit pension benefits, supplemental retirement benefits, or post-retirement welfare benefits.
Severance Benefits
We provide certain severance benefits to our NEOs under their respective employment agreements, and, for Mr. Scherl, his offer letter and under The Howard Hughes Management Co. LLC Separation Benefits Plan (as amended and restated, the “Separation Benefits Plan”). For additional information regarding the employment agreements and arrangements with the Company’s NEOs, see “Executive Compensation – Employment Agreements and Arrangements with the NEOs” and “Potential Payments Upon Termination or Change in Control.”
The Compensation Committee believes that these benefits are necessary and appropriate to attract and retain qualified NEOs given that these benefits are generally made available by other companies and that the change in control benefits help to ensure that the NEOs are able, as a practical matter, to evaluate any potential change in control transaction objectively and to appropriately encourage NEOs to remain employed by the Company in the event a change in control becomes a real possibility.
No Tax “Gross-Up” Payments
The Company does not provide, and no NEO is entitled to receive, any tax “gross-up” payments in connection with compensation, severance or other benefits provided by the Company.

62 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
Executive Compensation Recoupment Policy
The Board has adopted a policy regarding recovery of incentive awards for fiscal years for which financial results are later restated. In the event of a material restatement of the Company’s financial results due to misconduct, the Compensation Committee will review the facts and circumstances and take the actions it considers appropriate with respect to any executive officer whose fraud or willful misconduct contributed to the need for such restatement. Such actions may include, without limitation, (a) seeking reimbursement of any bonus paid to such officer exceeding the amount that, in the judgment of the Compensation Committee, would have been paid had the financial results been properly reported, and (b) seeking to recover profits received by such officer during the 12 months after the restated period under any equity compensation awards. All determinations made by the Compensation Committee with respect to this policy shall be final and binding on all interested parties.
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC issued a rule in October 2022 directing the NYSE to adopt listing standards regarding the recovery of equity awards in certain circumstances. The NYSE has not yet adopted final standards. Once the NYSE standards have been adopted, the Company will have 60 days after the effective date to adopt a compliant recovery policy. Before those standards become effective, the Board will consider whether any changes to its current policy are appropriate in light of those new standards and it will otherwise modify its policy if and as needed to comply with those standards.
Deductibility of Compensation
Section 162(m) of the Internal Revenue Code (the “IRC”) places a limit of $1.0 million on the amount of compensation a public company may deduct for federal income tax purposes in any one year paid to certain covered employees, which generally refers to the chief executive officer, chief financial officer and the three next most highly compensated executive officers, as well as any individual who is (or was) a covered employee for any taxable year beginning after December 31, 2016.
The deductibility of compensation is only one factor that the Compensation Committee considers when establishing executive compensation. Because the Compensation Committee believes that it needs to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and to appropriately retain and incentivize our executive officers, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible.
Stock Ownership Guidelines
The Company has adopted stock ownership requirements for our CEO, President, CFO and Senior Executive Vice President, General Counsel & Secretary to encourage such executives to hold a meaningful stake in the Company and thereby demonstrate the alignment of their interests with those of the stockholders. The Company uses the following methodology for the purpose of determining the level of stock ownership: (1) vested and unvested time-based restricted stock is valued at its current fair market price; (2) unvested performance-based restricted stock is valued at the current fair market price of the threshold vesting level; and (3) stock options granted by the Company are not valued (whether currently exercisable or in the money/out-of-the-money). The requirements also provide that until an executive has met the required level of ownership, such executive is required to retain the after-tax value of common shares received on the exercise of options or warrants and the lapsing of restrictions on common restricted shares. In addition, the Company allows a five-year grace period to reach the ownership requirement with respect to any promotions or newly hired executives. As of March 29, 2023, our NEOs that are subject to the policy have satisfied their stock ownership requirement or are within the grace period for doing so. The requirements are expressed as a multiple of base salary as follows:
Position	Multiple of Base Salary
• Chief Executive Officer	• 5x
• President	• 5x
• Chief Financial Officer	• 3x
• Senior Executive Vice President, General Counsel & Secretary	• 2x

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Compensation Discussion and Analysis
Hedging/Pledging Policy
The Company’s insider trading policy includes a prohibition on hedging or pledging our securities. Executive officers are not permitted to be a party to hedging transactions to ensure their objectives and risk remain aligned with those of our stockholders. In addition, executive officers may not pledge as collateral any securities of the Company. By virtue of his position as CEO of Pershing Square Capital Management, L.P., Mr. Ackman may be deemed to be the beneficial owner of securities held by Pershing Square, its affiliates and the Pershing Square Funds. Mr. Ackman is exempt from prohibitions on hedging or pledging in the policy solely in connection with any hedging or swap transactions based on derivatives of Company Securities entered into by Pershing Square, its affiliates and the Pershing Square Funds.

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Compensation Committee Report on
Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
R. Scot Sellers, Chair
William Ackman
Mary Ann Tighe
Adam Flatto

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Executive Compensation
The following tables, narrative and footnotes discuss the compensation of our NEOs. The following tables and related information should be read together with the disclosure regarding the executive compensation program presented under the caption “Compensation Discussion and Analysis” above.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
David O’Reilly Chief Executive Officer	2022	750,000	—	—	—	1,800,000	15,250	2,565,250
	2021	750,000	—	1,286,662	—	1,800,000	14,500	3,851,162
	2020	540,450	—	2,305,934	562,484	1,500,000	14,250	4,923,118
L. Jay Cross President	2022	750,000	—	—	—	2,340,000	15,250	3,105,250
	2021	750,000	—	—	—	2,340,000	14,500	3,104,500
	2020	69,230	200,000	1,160,186	449,987	—	—	1,879,403
Carlos A. Olea(6) Chief Financial Officer	2022	495,019	—	313,309	—	900,000	15,250	1,723,578
	2021	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—
Peter F. Riley Former Senior Executive Vice President, General Counsel & Secretary*	2022	554,231**	—	795,710	—	992,712	15,250	2,357,903
	2021	550,000	—	686,230	—	1,120,000	14,500	2,370,730
	2020	550,000	—	532,835	—	800,000	14,250	1,897,085
Saul Scherl Former President, NY Region Senior Advisor	2022	600,000	600,000	2,096,724	—	—	15,250	3,311,974
	2021	600,000	600,000	514,608	—	—	14,500	1,729,108
	2020	600,000	600,000	2,136,922	—	—	14,250	3,351,172
Correne Loeffler Former Chief Financial Officer	2022	96,154	—	—	—	172,603	1,404,808	1,673,565
	2021	355,769	—	—	—	720,000	14,500	1,090,269
	2020	—	—	—	—	—	—	—

*
As previously noted, Mr. Riley’s service as an executive officer of the Company terminated March 31, 2023, and his employment with the Company is being terminated without cause effective May 30, 2023.

**
Mr. Riley’s base salary increased from $550,000 to $577,500 effective November 6, 2022.

(1)
The amounts reported in the “Bonus” column refer to the discretionary annual bonus amounts that were awarded to (i) Mr. Cross for his 2020 performance and (ii) Mr. Scherl for his 2022, 2021 and 2020 performance. Please see above under “–Annual Incentive Compensation” for further information.

(2)
The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of stock awards in the form of restricted stock (time-based vesting and performance-based vesting) granted in the years shown, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC Topic 718”). Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. If the maximum level of performance of 150% of target number of shares granted was achieved with respect to the performance-based restricted stock granted in 2022 to Messrs. Olea, Riley and Scherl, the grant date values would be, respectively, $217,090, $585,274 and $445,163. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for further information regarding equity awards, including the assumptions made in determining these values. Additional information on all outstanding stock awards is reflected in the 2022 Outstanding Equity Awards at Fiscal Year-End table below.

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Executive Compensation
(3)
The amount reported in the “Option Awards” column represents the grant date fair value of stock options awards granted to Messrs. O’Reilly and Cross in 2020, calculated in accordance with ASC Topic 718. Pursuant to SEC rules, the amount shown in this column excludes the impact of estimated forfeitures related to service-based vesting conditions. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for information regarding the assumptions made in determining this value.

(4)
The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts paid to certain of the NEOs under our annual incentive compensation plan for performance in the listed fiscal year, in the case of Ms. Loeffler, prorated for service in 2022 pursuant to the Separation Agreement between Ms. Loeffler and the Company. For additional information on annual incentive compensation, see “Compensation Discussion and Analysis – Annual Incentive Compensation.” For additional information on the Separation Agreement between Ms. Loeffler and the Company, see “Executive Compensation – Correne Loeffler (Former CFO).”

(5)
For Messrs. O’Reilly, Cross, Olea, Riley and Scherl, the amounts reported in the “All Other Compensation” column for 2022 consist solely of the amounts contributed by the Company to the Company’s 401(k) plan. For Ms. Loeffler, the 2022 amount reported in the “All Other Compensation” column consists of $4,808 contributed by the Company to the Company’s 401(k) plan and the $1,400,000 severance to which she was entitled in connection with her termination of employment pursuant to the Separation Agreement between Ms. Loeffler and the Company. For additional information on the Separation Agreement between Ms. Loeffler and the Company, see “Executive Compensation – Correne Loeffler (Former CFO).”

(6)
Mr. Olea was promoted to Chief Financial Officer effective January 12, 2022.

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Executive Compensation
2022 GRANTS OF PLAN-BASED AWARDS
The following table provides information regarding the plan-based awards granted to the NEOs in 2022.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards and Option Awards ($)(5)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David O’Reilly
	AICA	—	1,200,000	1,500,000	1,800,000	—	—	—	—	—
	PBRS	—	—	—	—	—	—	—	—	—
	TBRS	—	—	—	—	—	—	—	—	—
L. Jay Cross
	AICA	—	1,560,000	1,950,000	2,340,000	—	—	—	—	—
	PBRS	—	—	—	—	—	—	—	—	—
	TBRS	—	—	—	—	—	—	—	—	—
Carlos A. Olea
	AICA	—	600,000	750,000	900,000	—	—	—	—	—
	PBRS	02/22/2022	—	—	—	506	1,688	2,352	—	155,802
	TBRS	02/22/2022	—	—	—	—	—	—	1,688	157,507
Peter F. Riley
	AICA	—	496,356	827,260	1,158,164	—	—	—	—	—
	PBRS	02/22/2022	—	—	—	1,286	4,287	6,431	—	395,690
	TBRS	02/22/2022	—	—	—	—	—	—	4,287	400,019
Saul Scherl
	AICA	—	—	600,000	—	—	—	—	—	—
	PBRS	02/22/2022	—	—	—	965	3,215	4,823	—	296,745
	TBRS	01/26/2022	—	—	—	—	—	—	3,332	299,980
	USA	01/26/2022	—	—	—	—	—	—	16,661	1,500,000
Correne Loeffler
	AICA	—	—	—	—	—	—	—	—	—
	PBRS	—	—	—	—	—	—	—	—	—
	TBRS	—	—	—	—	—	—	—	—	—

(1)
Type of Award:

AICA
Annual Incentive Compensation (Cash) Award

PBRS
Performance-Based Restricted Stock Award

TBRS
Time-Based Restricted Stock Award

USA
Unrestricted Stock Award

(2)
These columns represent the annual incentive compensation awards that could have been earned by the NEOs based on performance for the 2022 fiscal year. The amounts shown reflect the awards that as applicable were possible at their respective threshold, target and maximum levels of performance. The annual incentive award amounts actually paid to each NEO are reported in the “Non-Equity Incentive Plan Compensation” column (or, for Mr. Scherl, the “Bonus” column) of the Summary Compensation Table. For more information regarding the annual incentive compensation program, see “Compensation Discussion and Analysis – Annual Incentive Compensation.”

(3)
The awards represent the performance-based restricted stock awards granted in 2022 that may vest based on the Company’s achievement of specified TSR levels relative to twenty-five (25) other companies over a three-year period. The vesting schedule for each award has a specified threshold performance level such that performance below threshold results in no shares vesting. If at least the threshold performance goal is attained, the number of shares that will vest ranges from 30% to 150% of the target number of shares granted. For additional information regarding the vesting of the performance-based restricted stock, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”

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Executive Compensation
(4)
With respect to Messrs. Olea and Riley, the awards represent the time-based restricted stock awards granted in 2022, which vest in equal annual installments over a three-year period. For Mr. Scherl, the awards represent (i) a time-vested restricted stock award granted on January 26, 2022, with one hundred percent (100%) of the total number of granted shares vesting on December 31, 2022, and (ii) an unrestricted stock award granted on January 26, 2022, with 100% of the total number of granted shares issued and vested on January 26, 2022. For additional information regarding the vesting of the time-based restricted stock, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”

(5)
Represents the grant date fair value determined pursuant to ASC Topic 718.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS WITH THE NEOS
David O’Reilly
On December 1, 2020, the Company entered into a Second Amended and Restated Employment Agreement with Mr. O’Reilly to serve as the Company’s Chief Executive Officer (as amended, “Mr. O’Reilly’s Employment Agreement”). Mr. O’Reilly’s Employment Agreement has an initial term of five years, expiring on November 30, 2025, subject to earlier termination events described below. Upon the expiration of the initial term of five years, Mr. O’Reilly’s Employment Agreement will automatically renew for additional one-year periods, unless either party provides the other party with at least 60 days’ prior written notice that it does not wish to automatically renew the term.
Under Mr. O’Reilly’s Employment Agreement, Mr. O’Reilly is entitled to an annual base salary of $750,000 and, subject to achievement of certain performance goals that will be established annually by the Compensation Committee, eligible to earn an annual cash bonus with a target amount of $1,500,000. (If the Compensation Committee sets a minimum overall goal under the annual incentive program with respect to any performance year, and that minimum overall goal is achieved, the bonus payable would range from a threshold value of 80% of target to a maximum value of 120% of target.) In addition, Mr. O’Reilly’s Employment Agreement provides that he will be awarded an annual equity award (an “Annual LTIP Award”) based upon the Compensation Committee’s evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time. The Annual LTIP Award was to be made beginning in 2022; as noted above, however, no such grant was made in respect of 2022 and the Annual LTIP Awards commenced instead during 2023. The Annual LTIP Award shall be a long-term equity or equity-based incentive award with an aggregate targeted grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to $2,250,000, with the number of shares of the Company’s common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the common stock on the date of grant. Fifty percent (50%) of each Annual LTIP Award granted to Mr. O’Reilly shall provide for pro -rata vesting over three years or five years in the case of awards granted in fiscal 2021 (an “O’Reilly Time Vesting LTIP Award”) and the other fifty percent (50%) of such award shall provide for performance-based vesting (an “O’Reilly Performance Vesting LTIP Award”), and in each case will be subject to the terms and conditions of our then-current equity incentive plan and the applicable award agreement. All Annual LTIP Awards shall be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and any applicable award agreements thereunder.
INITIAL O’REILLY LTIP AWARD
In connection with entering into Mr. O’Reilly’s Employment Agreement, on November 30, 2020, the Company awarded Mr. O’Reilly an initial long-term equity incentive award (the “Initial O’Reilly LTIP Award”) with an aggregate targeted grant value of $2,250,000 (based on the closing price of the Company’s common stock on November 30, 2020), consisting of: (i) 11,601 shares of restricted stock, with time-based pro-rata vesting over five years; (ii) 11,601 shares of restricted stock, with performance-based, five-year cliff vesting if certain performance metrics are met; and (iii) options to purchase 17,965 shares of our common stock, at a strike price of $72.73 per share, that become exercisable with respect to 100% of the shares on the fifth anniversary of the grant. The Initial O’Reilly LTIP Award is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and the applicable award agreements issued thereunder. For purposes of the accelerated vesting described below, the Initial O’Reilly LTIP Award is treated as an O’Reilly Time Vesting LTIP Award or O’Reilly Performance Vesting LTIP Award, as the case may be.

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Executive Compensation
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
Pursuant to Mr. O’Reilly’s Employment Agreement, in the event that Mr. O’Reilly terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. O’Reilly, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. O’Reilly’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully vest and all outstanding O’Reilly Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Non-Renewal of Employment Agreement
Pursuant to Mr. O’Reilly’s Employment Agreement, in the event that Mr. O’Reilly’s employment terminates due to the Company’s non-renewal of Mr. O’Reilly’s Employment Agreement after the expiration of the initial five-year term or any subsequent one-year renewal period, the Company will pay and provide Mr. O’Reilly, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully vest and all outstanding O’Reilly Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
Pursuant to Mr. O’Reilly’s Employment Agreement, in the event that Mr. O’Reilly’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. O’Reilly (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. O’Reilly was employed; and

(2)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully vest and all outstanding O’Reilly Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Change in Control Termination
Pursuant to Mr. O’Reilly’s Employment Agreement, in the event that Mr. O’Reilly terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Mr. O’Reilly, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. O’Reilly’s annual base salary and the target annual cash bonus; and

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Executive Compensation
(3)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding O’Reilly Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. O’Reilly executing and not revoking a release of claims in favor of the Company.
Under Mr. O’Reilly’s Employment Agreement, he also is subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. O’Reilly’s employment and for the 12-month period following his termination for any reason.
EXPIRED WARRANT
In connection with Mr. O’Reilly’s initial employment in 2016, the Company entered into a warrant purchase agreement with Mr. O’Reilly pursuant to which Mr. O’Reilly purchased for $1.0 million the right to acquire 50,125 shares of Company common stock at an exercise price of $112.08 per share. The warrant was fully vested at the time of purchase and became exercisable for 180 days after the 5 1∕2 year anniversary (April 7, 2022) of the date of purchase. The Company had the right to repurchase the warrant or all or a portion of the shares issuable upon exercise of the warrant if Mr. O’Reilly’s employment with the Company was terminated for any reason prior to the expiration. The warrant was not exercised and has expired pursuant to its terms.
L. Jay Cross
On December 1, 2020, the Company entered into an Employment Agreement with Mr. Cross to serve as the Company’s President (“Mr. Cross’s Employment Agreement”). Mr. Cross’s Employment Agreement has an initial term of five years, expiring on November 30, 2025, subject to earlier termination events described below. Upon the expiration of the initial term of five years, his employment agreement will automatically renew for additional one-year periods, unless either party provides the other party with at least 60 days’ prior written notice that it does not wish to automatically renew the term.
Under Mr. Cross’s Employment Agreement, Mr. Cross is entitled to an annual base salary of $750,000 and, subject to achievement of certain performance goals that will be established annually by the Compensation Committee, eligible to earn an annual cash bonus with a target amount of $1,950,000. (If the Compensation Committee sets a minimum overall goal under the annual incentive program with respect to any performance year, and that minimum overall goal is achieved, the bonus payable would range from a threshold value of 80% of target to a maximum value of 120% of target.) In addition, Mr. Cross’s Employment Agreement provides that he will be eligible for an Annual LTIP Award based upon the Compensation Committee’s evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time. The Annual LTIP Award was to be made beginning in 2022; no such grant was made in respect of either 2021 or 2022, and the Annual LTIP Awards commenced instead during 2023. The Annual LTIP Award shall be a long-term equity or equity-based incentive award with an aggregate targeted grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to $1,800,000, with the number of shares of the Company’s common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the common stock on the date of grant. Fifty percent (50%) of each Annual LTIP Award granted to Mr. Cross shall provide for pro-rata vesting over three years (the “Cross Time Vesting LTIP Awards”) and the other fifty percent (50%) of such award shall provide for performance-based vesting (the “Cross Performance Vesting LTIP Awards”), and in each case will be subject to the terms and conditions of our then-current equity incentive plan and the applicable award agreement. All Annual LTIP Awards shall be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and any applicable award agreements thereunder.
INITIAL CROSS LTIP AWARD
In connection with entering into Mr. Cross’s Employment Agreement, on December 1, 2020, the Company awarded Mr. Cross an initial long-term equity incentive award (the “Initial Cross LTIP Award”) with an aggregate targeted grant

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Executive Compensation
value of $1,800,000 (based on the closing price of the Company’s common stock on November 30, 2020), consisting of: (i) 9,280 shares of restricted stock, with time-based pro-rata vesting over five years; (ii) 9,280 shares of restricted stock, with performance-based, five-year cliff vesting if certain performance metrics are met; and (iii) options to purchase 14,372 shares, at a strike price of $74.76 per share, that become exercisable with respect to 100% of the shares on the fifth anniversary of the grant. The Initial Cross LTIP Award is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and the applicable award agreements issued thereunder. For purposes of the accelerated vesting described below, the Initial Cross LTIP Award is treated as a Cross Time Vesting LTIP Award or Cross Performance Vesting LTIP Award, as the case may be.
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
Pursuant to Mr. Cross’s Employment Agreement, in the event that Mr. Cross terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. Cross, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. Cross’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested Cross Time Vesting LTIP Awards, if any, will fully vest and all outstanding Cross Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Non-Renewal of Employment Agreement
Pursuant to Mr. Cross’s Employment Agreement, in the event that Mr. Cross’s employment terminates due to the Company’s non-renewal of his employment agreement after the expiration of the initial five-year term or any subsequent one-year renewal period, the Company will pay and provide Mr. Cross, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested Cross Time Vesting LTIP Awards, if any, will fully vest and all outstanding Cross Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
Pursuant to Mr. Cross’s Employment Agreement, in the event that Mr. Cross’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Cross (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Cross was employed; and

(2)
all outstanding Cross Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Change in Control Termination
Pursuant to Mr. Cross’s Employment Agreement, in the event that Mr. Cross terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 12 months

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Executive Compensation
following, a change in control of, the Company will pay and provide Mr. Cross, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. Cross’s annual base salary and the target annual cash bonus; and

(3)
all outstanding and unvested Cross Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding Cross Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Cross executing and not revoking a release of claims in favor of the Company.
Under Mr. Cross’s Employment Agreement, Mr. Cross is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Cross’s employment and for the 12-month period following his termination for any reason.
Carlos A. Olea
On January 12, 2022, the Company announced the appointment of Carlos A. Olea to serve as the Company’s Chief Financial Officer, effective January 12, 2022.
In connection with his appointment, the Company entered into an employment agreement with Mr. Olea, effective January 12, 2022 (“Mr. Olea’s Employment Agreement”). The initial term of Mr. Olea’s Employment Agreement expires on December 31, 2026, unless earlier terminated. Thereafter, the term shall renew automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the automatic renewal. Under Mr. Olea’s Employment Agreement, his annual base salary is $500,000, and he will be eligible to earn an annual cash bonus in the targeted amount of $750,000 based upon the achievement of performance goals that will be established by the Compensation Committee. If the Compensation Committee establishes a minimum overall performance goal that Mr. Olea is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year shall be equal to at least 80% of the target, but no more than 120% of the target bonus. In addition, commencing in 2022, Mr. Olea will be eligible to receive an annual long-term equity award of up to $950,000 worth of restricted stock (50% time-based vesting and 50% performance-based vesting) under The Howard Hughes Corporation 2020 Equity Incentive Plan.
Pursuant to Mr. Olea’s Employment Agreement, Mr. Olea has agreed to restrictive covenants, including non-solicitation and non-competition covenants, applicable during the term of his employment with the Company and for various periods following his termination of employment for any reason. The non-solicitation and non-competition covenants expire 12 months after Mr. Olea’s termination. In the event Mr. Olea’s employment terminates before the expiration of the employment agreement’s term, he may be entitled to severance payments depending on the circumstances, and the severance may be enhanced if payable in connection with a change in control of the Company.
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
Pursuant to Mr. Olea’s Employment Agreement, in the event that Mr. Olea terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. Olea, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

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(2)
an amount equal to the sum of Mr. Olea’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested Olea Time Vesting LTIP Awards, if any, will fully vest and all outstanding Olea Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Non-Renewal of Employment Agreement
Pursuant to Mr. Olea’s Employment Agreement, in the event that Mr. Olea’s employment terminates due to the Company’s non-renewal of his employment agreement after the expiration of the initial term ending on December 31, 2026 or any subsequent one-year renewal period, the Company will pay and provide Mr. Olea, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested Olea Time Vesting LTIP Awards, if any, will fully vest and all outstanding Olea Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
Pursuant to Mr. Olea’s Employment Agreement, in the event that Mr. Olea’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Olea (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Olea was employed; and

(2)
all outstanding and unvested Olea Time Vesting LTIP Awards, if any, will fully vest and all outstanding Olea Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics (other than the 2022 Olea Performance Vesting LTIP Award, which will vest at 100% pursuant to the applicable award agreement).

Change in Control Termination
Pursuant to Mr. Olea’s Employment Agreement, in the event that Mr. Olea terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control of, the Company will pay and provide Mr. Olea, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. Olea’s annual base salary and the target annual cash bonus; and

(3)
all outstanding and unvested Olea Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding Olea Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Olea executing and not revoking a release of claims in favor of the Company.
Under Mr. Olea’s Employment Agreement, Mr. Olea is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Olea’s employment and for the 12-month period following his termination for any reason.

74 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Compensation
Peter F. Riley
On November 6, 2017, the Company entered into an Employment Agreement with Mr. Riley to continue to serve in his role as the Company’s Senior Executive Vice President, General Counsel & Secretary (as amended, as described below “Mr. Riley’s Employment Agreement”). Mr. Riley’s Employment Agreement had an initial term of five years, expiring on November 6, 2022, subject to earlier termination events described below. Under Mr. Riley’s Employment Agreement, Mr. Riley is entitled to an annual base salary of $550,000 and, subject to achievement of certain performance goals to be established annually by the Compensation Committee, eligible to earn an annual cash bonus with a target amount of $800,000. (If the Compensation Committee sets a minimum overall goal under the annual incentive program with respect to any performance year, and that minimum overall goal is achieved, the bonus payable would range from a threshold value of 80% of target to a maximum value of 140% of target.)
On November 13, 2019, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Riley, amending certain provisions of Mr. Riley’s Employment Agreement in connection with the Company’s relocation of its headquarters from Dallas, Texas to The Woodlands, Texas. The Letter Agreement extended the term of Mr. Riley’s employment until December 31, 2025 (“Extended Expiration Date”). In addition, (i)  since November 6, 2022 and so long as Mr. Riley remains employed with the Company, his annual base salary and annual target bonus have each increased by five percent, to $577,500 and $840,000 (prorated for 2022), respectively, and (ii) if Mr. Riley were to voluntarily retire from employment with the Company on or after December 31, 2025, he would continue to be eligible to vest in his outstanding equity awards on their regularly scheduled vesting dates (with vesting of any performance-based awards subject to achievement of the applicable performance goals). Finally, the Letter Agreement also provides that, if Mr. Riley is terminated by the Company without “cause” prior to December 31, 2025, then Mr. Riley’s severance package will also include (i) a repurchase of Mr. Riley’s principal residence in Houston, Texas by the Company for fair market value, and (ii) reimbursement of Mr. Riley’s reasonable, documented, and out-of-pocket costs for relocating back to the Dallas, Texas metropolitan area. As noted above, Mr. Riley’s service as an executive officer of the Company terminated March 31, 2023, and his employment with the Company is being terminated effective May 30, 2023. That employment termination is being treated as a termination by the Company without “cause” for purposes of his severance entitlements.
Under his Employment Agreement as amended by the Letter Agreement, Mr. Riley is also eligible to receive an annual equity award, to be awarded each year by the Compensation Committee based upon its evaluation of performance measures and objectives established by the Compensation Committee from time to time. The annual equity award is to be a long-term equity or equity-based incentive award with an aggregate grant value (with respect to the portion of the annual equity award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%) on the date of grant equal to $800,000, with the number of shares of common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the Company’s common stock or as otherwise provided for in the Incentive Plan on the date of grant. Fifty percent of the annual equity award provides for pro-rata vesting over time (five years in the case of awards granted in fiscal 2021 or earlier; three years in the case of awards granted in fiscal 2022 or later) (“Riley Time Vesting LTIP Awards”) and the other 50% of such award will provide for performance-based vesting (“Riley Performance Vesting LTIP Awards”), and in each case will be subject to the terms and conditions of our then-current equity incentive plan and the applicable award agreement.
INITIAL Riley EQUITY AWARD
In connection with entering into Mr. Riley’s Employment Agreement, on November 8, 2017, the Company granted to Mr. Riley an initial one-time restricted share award of 10,000 shares of common stock (the “Initial Riley LTIP Award”), which vested in November 2022 on the fifth anniversary of the grant date of such award.
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
Pursuant to Mr. Riley’s Employment Agreement, in the event that Mr. Riley terminates his employment for “good reason” or is terminated by the Company without “cause,” the Company will pay and provide Mr. Riley, in addition to his previously accrued benefits and compensation, the following:

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(1)
a prorated portion of the target annual cash bonus, subject to the achievement of the applicable minimum performance goals and based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. Riley’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested Riley Time Vesting LTIP Awards, if any, will fully vest and all outstanding Riley Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

As noted above, Mr. Riley’s termination of employment with the Company effective May 30, 2023 is being treated as a termination by the Company without “cause” for purposes of his severance entitlements.
Non-Renewal of Mr. Riley’s Employment Agreement
Pursuant to Mr. Riley’s Employment Agreement, in the event that Mr. Riley’s employment terminates due to the Company’s non-renewal of Mr. Riley’s Employment Agreement upon expiration of its current term or any subsequent one-year renewal period, the Company will pay and provide Mr. Riley, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, subject to the achievement of the applicable minimum performance goals and based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested Riley Time Vesting LTIP Awards, if any, will fully vest and all outstanding Riley Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
Pursuant to Mr. Riley’s Employment Agreement, in the event that Mr. Riley’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Riley (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Riley was employed; and

(2)
all outstanding Riley Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics (other than the 2022 Riley Performance Vesting Award, which will vest at 100% pursuant to the applicable award agreement); and

(3)
all outstanding Riley Time Vesting LTIP Awards granted in 2019 and 2020 will vest in full (pursuant to an amendment to his award agreements made in November 2020).

Change in Control Termination
Pursuant to Mr. Riley’s Employment Agreement, in the event that Mr. Riley terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Mr. Riley, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. Riley’s annual base salary and the target annual cash bonus; and

(3)
all outstanding and unvested Riley Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding Riley Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

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Receipt of the severance payments and benefits set forth above is contingent upon Mr. Riley executing and not revoking a release of claims in favor of the Company.
Under Mr. Riley’s Employment Agreement, Mr. Riley is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Riley’s employment and for the 12-month period following his termination for any reason.
Saul Scherl
On March 3, 2021, the Company entered into an offer letter (the “March 2021 Offer Letter”) with Saul Scherl, which provided for Mr. Saul’s employment as President, New York Tri-State Region, through December 31, 2022 (or such later date as mutually agreed upon by the parties). Pursuant to the March 2021 Offer Letter, Mr. Scherl’s base salary was $600,000 with an annual target bonus of $600,000, subject to satisfaction of overall Company and individual performance goals, and he was eligible for restricted stock awards.
Under the March 2021 Offer Letter, Mr. Scherl was eligible to receive a stock award with an issue date of December 31, 2022 in a value of up to $1,500,000 upon the achievement of one or more performance goals to be established by the Compensation Committee. On January 26, 2022, the Compensation Committee determined that these performance goals had been achieved and, in light of Mr. Scherl’s exemplary performance in 2021, granted an unrestricted stock award to Mr. Scherl in the amount of $1,500,000, with 100% of the total number of granted shares issued and vested on January 26, 2022 in full satisfaction of any rights under the March 2021 Offer Letter with respect to such award under the Offer Letter.
The March 2021 Offer Letter expired on December 31, 2022. On February 10, 2023, the Company and Mr. Scherl entered into a new letter agreement (the “2023 Letter Agreement”). Under the 2023 Letter Agreement, the Company and Mr. Scherl agreed to Mr. Scherl’s continued employment as Senior Advisor, Seaport, through June 30, 2023 (the “Extension Term”). Under the 2023 Letter Agreement, Mr. Scherl will be entitled to receive or potentially receive during the Extension Term: (i) his current base salary; and (ii) a discretionary bonus at a target of 100% of base salary based upon his and the Company’s performance. Mr. Scherl’s salary and bonus (if any) will be prorated based on his final employment date.
Upon the termination of Mr. Scherl’s employment by the Company for any reason, other than for cause or due to Mr. Scherl’s death or disability, or by Mr. Scherl for good reason, Mr. Scherl will be eligible to receive a cash payment in exchange for his then-outstanding time-based restricted stock awards, if any, determined using the fair market value of the shares on the applicable date of forfeiture, will continue to be eligible to vest in any outstanding performance-based restricted stock awards based on achievement of the applicable performance metrics, and would vest in any outstanding stock options. In addition, under his forms of equity award agreement, Mr. Scherl would be eligible to vest in any outstanding time-based restricted stock awards and performance-based restricted awards at the “target” level upon a termination of employment by reason of death or disability.
SEPARATION BENEFITS PLAN
Mr. Scherl is a participant under the Separation Benefits Plan. In connection with an involuntary termination by the Company, subject to the execution and non-revocation of a release of claims in favor of the Company, Mr. Scherl is entitled to a lump sum payment equal to 12 weeks of continued base salary payments plus an additional four weeks of continued base salary payments for each year of employment with the Company. The maximum severance payment under this plan was $461,538 in 2022.
Employment Agreements – Definitions
The following defined terms generally apply to the employment agreements of Messrs. O’Reilly, Cross, Olea and Riley.
■
“Cause” generally means, as determined in good faith by the board of directors, and where the Executive and the Executive’s counsel had an opportunity (on at least 15 days prior notice) to be heard before the

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board of directors, the Executive’s: (i) conviction, plea of guilty or no contest to any felony; (ii) gross negligence or willful misconduct in the performance of his duties; (iii) drug addiction or habitual intoxication; (iv) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, material violation of law, or a material act of dishonesty against the Company, in each case that the board of directors determines was willful; (v) material and continued breach of the employment agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the Executive is in breach of this employment agreement; (vi) willful material breach of Company policy or code of conduct; or (vii) willful and continued failure to substantially perform the Executive’s duties under the employment agreement (other than such failure resulting from the Executive’s incapacity due to physical or mental illness), in each case, subject to certain cure periods by the Executive.
■
“Change in Control” generally means the occurrence of any of the following events: (i) the date that any one person, or more than one person acting as a group acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, subject to certain exceptions; (ii) the date that either (A) any one person, or more than one person acting as a group acquires ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, subject to certain exceptions, or (B) a majority of the Board is replaced in a 12-month period (which is not endorsed by a majority of the Board); (iii) the occurrence of any of the transactions contemplated by (i) or (ii) above in which the common stock of the Company ceases to be publicly traded on a national securities exchange; or (iv) the date that any one person, or more than one person acting as a group acquires assets of the Company that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.

■
“Good Reason” generally means the occurrence of any of the following events without the Executive’s written consent: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties or responsibilities or change in the Executive’s reporting relationship; or (iii) any other action or inaction that constitutes a material breach by the Company of the employment agreement.

Correne Loeffler (Former CFO)
Correne Loeffler served as the company's CFO until January 10, 2022 pursuant to an employment agreement entered into by the Company with Ms. Loeffler on April 5, 2021, effective upon her commencement of employment on April 19, 2021.
On February 3, 2022, in connection with the termination of Ms. Loeffler’s service as CFO and employment with the Company effective January 10, 2022 (the “Termination Date”), the Company and Ms. Loeffler entered into a separation and release agreement (the “Loeffler Separation Agreement”). The parties agreed to treat Ms. Loeffler’s departure as a termination without “cause” under Ms. Loeffler’s Employment Agreement, and in lieu of the 60-day notice period provided thereunder, the Company paid Ms. Loeffler’s base salary through March 11, 2022, and permitted Ms. Loeffler to continue participating in the Company’s employee benefit plans through March 11, 2022.
As a result, in accordance with the Separation Agreement and Ms. Loeffler’s former employment agreement with us, Ms. Loeffler received a severance payment consisting of a lump sum amount equal to: (i) her annual base salary of $500,000; (ii) her target annual cash bonus of $900,000; (iii) an annual cash bonus for fiscal 2021 of $720,000; and (iv) a prorated target annual cash bonus for fiscal 2022 of $172,603.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on the outstanding equity awards held by the NEOs at December 31, 2022.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested* ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested* ($)
David O’Reilly
02/08/2021	—	—	—	—	4,764(3)	364,065	—	—
02/08/2021	—	—	—	—	—	—	2,382	182,032
11/30/2020	—	—	—	—	6,961(4)	531,960	—	—
11/30/2020	—	—	—	—	—	—	3,480	265,942
11/30/2020	—	17,965(5)	72.73	11/30/2030	—	—	—	—
02/12/2020	—	—	—	—	2,104(6)	160,788	—	—
02/12/2020	—	—	—	—	—	—	1,578	120,591
02/20/2019	—	—	—	—	1,042(7)	79,630	—	—
02/20/2019	—	—	—	—	—	—	1,563	119,444
L. Jay Cross
12/01/2020	—	—	—	—	5,568(4)	425,507	—	—
12/01/2020	—	—	—	—	—	—	2,784	212,753
12/01/2020	—	14,372(5)	74.76	12/01/2030	—	—	—	—
Carlos A. Olea
02/22/2022	—	—	—	—	1,688(6)	128,997	—	—
02/22/2022	—	—	—	—	—	—	2,279	174,161
02/08/2021	—	—	—	—	476(3)	36,376	—	—
02/08/2021	—	—	—	—	—	—	238	18,188
02/12/2020	—	—	—	—	239(7)	18,264	—	—
02/12/2020	—	—	—	—	—	—	179	13,679
02/20/2019	—	—	—	—	100(8)	7,642	—	—
02/20/2019	—	—	—	—	—	—	150	11,463
Peter F. Riley
02/22/2022	—	—	—	—	4,287(6)	327,613	—	—
02/22/2022	—	—	—	—	—	—	5,787	442,243
02/08/2021	—	—	—	—	2,541(3)	194,183	—	—
02/08/2021	—	—	—	—	—	—	1,271	97,130
02/12/2020	—	—	—	—	1,275(7)	97,436	—	—
02/12/2020	—	—	—	—	—	—	956	73,058
02/20/2019	—	—	—	—	695(8)	53,112	—	—
02/20/2019	—	—	—	—	—	—	1,042	79,630
Saul Scherl
02/22/2022	—	—	—	—	—	—	4,340	331,663
02/08/2021	—	—	—	—	—	—	953	72,828
12/28/2020	—	—	—	—	—	—	7,500	573,150
02/21/2019	—	—	—	—	2,006(8)	153,299	—	—
02/20/2019	—	—	—	—	434(8)	33,166	—	—
02/20/2019	—	—	—	—	—	—	651	49,749
01/25/2016	100,000	—	112.64	01/25/2026	—	—	—	—

*
Pursuant to SEC rules, market value in these columns was determined by multiplying the number of shares of stock by $76.42, the closing price of our common stock on December 30, 2022, the last trading day of the year.

(1)
This column reflects outstanding grants of restricted stock (time-based vesting).

(2)
This column reflects the total amount of restricted stock (performance-based vesting) that, in the case of performance-based awards granted prior to February 2022, vest depending upon the attainment of specified levels of TSR (or, in the case of Mr. Scherl’s December 2020 award, based on the Company’s achievement of specific price levels over a five-year period). In the case of performance-based awards granted in February 2022, this column reflects the total amount of restricted stock (performance-based vesting) that vest at the level of 135% based upon the cumulative compounded annual TSR percentile

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relative to the TSR of certain other companies as described above as of December 31, 2022. The amount and value of restricted stock (performance-based vesting) reported are based on achieving the threshold performance level or percentile, as applicable. See Footnote 3 of the 2022 Grants of Plan-Based Awards table for additional information regarding the vesting of performance-based restricted stock.
(3)
These shares of restricted stock vest in five equal installments. Twenty percent vested on each of February 8, 2022 and December 31, 2022, and 20% will vest on each of December 31, 2023, December 31, 2024 and December 31, 2025.

(4)
These shares of restricted stock vest in five equal installments. Twenty percent vested on each of November 30, 2021 and November 30, 2022, and 20% will vest on each of November 30, 2023, November 30, 2024 and November 30, 2025.

(5)
These stock options cliff vest five years from the date of grant.

(6)
These shares of restricted stock vest in three equal installments. Twenty percent vested on February 22, 2023, and 20% will vest on each of December 31, 2023 and December 31, 2024.

(7)
These shares of restricted stock vest in five equal installments. Twenty percent vested on each of December 31, 2020, December 31, 2021, and December 31 2022, and 20% will vest on each of December 31, 2023 and December 31, 2024.

(8)
These shares of restricted stock vest in five equal installments. Twenty percent vested on each of December 31, 2020, December 31, 2021 and December 31, 2022, and 20% will vest on each of December 31, 2023 and December 31, 2024.

(9)
These shares of restricted stock vest in five equal installments. Twenty percent vested on each of December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022, and 20% will vest on December 31, 2023.

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Executive Compensation
2022 OPTION EXERCISES AND STOCK VESTED
The following table sets forth information regarding options exercised and stock awards vested during fiscal year 2022 with respect to our NEOs.
	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David O’Reilly	–	–	8,574	679,303
L. Jay Cross	–	–	1,856	138,346
Carlos Olea	–	–	1,621	123,444
Peter Riley	–	–	13,683	925,815
Saul Scherl	–	–	26,018	2,243,491
Correne Loeffler	–	–	–	–

(1)
Represents the total vested amount and value of restricted shares. Value for each NEO is calculated based on the closing price of our common stock on the vesting date of December 30, 2021 ($76.42), except: (a) (i) 2,320 shares for Mr. O’Reilly, the value of which is calculated based on the closing price of our common stock on the applicable vesting date of November 30, 2022 ($74.54); (b) 1,856 shares for Mr. Cross, the value of which is calculated based on the closing price of our common stock on the applicable vesting date of December 1, 2022 ($75.15); (c) 16,661 shares for Mr. Scherl, the value of which is calculated based on the closing price of our common stock on the applicable award/vesting date of January 26, 2022 ($90.03); (d) (i) 158 shares for Mr. Olea, (ii) 846 shares for Mr. Riley, and (iii) 1,587 shares for Mr. Scherl, the value of which is calculated based on the closing price of our common stock on the applicable vesting date of February 8, 2022 ($94.34); and (e) 10,000 shares for Mr. Riley, the value of which is calculated based on the closing price of our common stock on the applicable vesting date November 8, 2022 ($62.92).

NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth information regarding the contributions and earnings credited to the accounts of the NEOs under the nonqualified deferred compensation plan in 2022 and plan balances as of December 31, 2022. The nonqualified deferred compensation plan was established in 2015. Although the Company has the flexibility to make discretionary contributions to the nonqualified deferred compensation plan, it has not made any such contributions. Each participant’s deferral account in the plan is credited or debited for gains and losses associated with his or her account’s notional (not actual) investment in investment options selected by the participant from a menu established from time to time by the Board (or a committee thereof). Participants are not provided with above-market or preferential earnings on their deferral accounts and are only entitled to receive distributions of their account balances in accordance with their deferral elections in effect from time to time and the terms of the plan. All amounts deferred by Mr. Riley under the plan were reflected in the summary compensation table for any year in respect of which he was a named executive officer.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David O’Reilly	–	–	–	–	–
L. Jay Cross	–	–	–	–	–
Carlos Olea	–	–	–	–	–
Peter F. Riley	168,000	–	(206,313)	–	1,096,128

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Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Saul Scherl	–	–	–	–	–
Correne Loeffler	–	–	–	–	–
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table reflects the estimated compensation and other benefits payable to each NEO (other than Ms. Loeffler) upon termination of employment, including in connection with a “change in control” of the Company.
The amounts shown in the table assume that the triggering event was effective as of December 31, 2022 and that the price of our common stock on which certain of the calculations are based was the closing price of $76.42 per share on December 30, 2022, the last trading day of the year. These amounts are estimates of the incremental amounts and benefits that would be payable to each NEO upon each triggering event. The actual amounts to be paid out can only be determined at the time of the triggering event, if any. The table does not include amounts that would be payable to Messrs. O’Reilly, Cross, Olea and Riley under each of their employment agreements in the event of termination due to the Company’s non-renewal of such employment agreements after the expiration of the initial term because none of the employment agreements had expired as of December 31, 2022. As noted above, Mr. Riley’s termination of employment with the Company effective May 30, 2023 is being treated as a termination by the Company without cause for purposes of his severance entitlements. For additional information, see “Employment Agreements and Arrangements with the NEOs.”
Name and Benefit	Termination Without Cause or for Good Reason ($)	Death or Disability ($)	Termination Without Cause or for Good Reason in connection with Change in Control7 ($)
David O’Reilly
Cash Severance	3,750,000(1)	1,500,000(2)	6,000,000(3)
Equity Awards	3,496,097(4)	3,496,097(4)	3,496,097(4)
Total estimated value	7,246,097	4,996,097	9,496,097
L. Jay Cross
Cash Severance	4,650,000(1)	1,950,000(2)	7,350,000(3)
Equity Awards	1,158,542(4)	709,178(5)	1,158,542(4)
Total estimated value	5,808,542	2,659,178	8,508,542
Carlos Olea
Cash Severance	2,000,000(1)	750,000(2)	3,250,000(3)
Equity Awards	464,786(4)	464,786(4)	464,786(4)
Total estimated value	2,464,786	1,214,786	3,714,786
Peter Riley
Cash Severance	2,257,500(1)	840,000(2)	3,675,000(3)
Equity Awards	1,846,307(4)	1,328,485(4)	1,846,307(4)
Total estimated value	4,103,807	2,168,485	5,521,307
Saul Scherl
Cash Severance(6)	461,538	–	461,538
Equity Awards	2,751,273(4)	2,751,273(4)	2,751,273(4)
Total estimated value	3,212,811	2,751,273	3,212,811

82 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Compensation
(1)
Amount represents cash severance outside of a change in control as described under above under “Employment Agreements and Arrangements With The NEOs,” including (i) a cash payment equal to the sum of base salary and target bonus, and (ii) a prorated target bonus for the year of termination. For Mr. Riley, the amount does not include an estimate for the cost of his relocation to Dallas, TX (but not a purchase value of his house) as such estimate is not presently determinable with reasonable certainty, and it further assumes that the bonus for the year of termination will satisfy at least the threshold level of performance.

(2)
Amount represents a prorated target bonus for the year of termination.

(3)
Amount represents cash severance in connection with a change in control as described under above under “Employment Agreements And Arrangements With The NEOs,” including (i) a cash payment equal to two times the sum of base salary and target bonus, and (ii) a prorated target bonus for the year of termination. For Mr. Riley, the amount does not include an estimate for the cost of his relocation to Dallas, TX (but not a purchase value of his house) as such estimate is not presently determinable with reasonable certainty.

(4)
Amount represents accelerated vesting of time-based equity awards and the value of performance-based equity awards eligible to vest (assuming performance at the “target” level). (For Mr. Riley, in the case of death or disability, this amount does not include his post-2020 time-based equity awards, as further described above under “Employment Agreements And Arrangements With The NEOs.”) Acceleration of stock options is shown using their intrinsic (or “spread”) value, if any.

(5)
Amount represents the value of performance-based equity awards eligible to vest (assuming performance at the “target” level).

(6)
The amounts in this row represent cash severance payable to Mr. Scherl in connection with an involuntary termination by the Company pursuant to the Separation Benefits Plan.

(7)
For Messrs. O’Reilly, Cross, Olea and Riley, each of their employment agreements provides that if the NEO becomes entitled to receive or if he receives any payments and benefits that would become subject to the excise tax under Section 4999 of the IRC (the “golden parachute” excise tax applicable in certain circumstances upon a change in control of the Company), the payments and benefits will be reduced such that the excise tax does not apply, unless he would be better off on an after-tax basis receiving all of the payments and benefits. For Mr. Scherl, the Separation Benefits Plan provides that if any of the payments or benefits provided or to be provided by the Company to Mr. Scherl pursuant to the Separation Benefits Plan or otherwise would be subject to the excise tax imposed under Section 4999 of the IRC the separation benefit will be reduced to the minimum extent necessary to ensure that no portion of the separation benefit is subject to the excise tax. The figures in the table above disregard the potential impact of any potential reductions in connection with these provisions.

PAY RATIO DISCLOSURE
We determined that the 2022 annual total compensation of the median of all our employees who were employed as of December 31, 2022 (other than the CEO) was $90,893. Mr. O’Reilly’s annual total compensation for 2022 was $2,565,250. Based on this information, for 2022, the ratio of the compensation of our CEO to the median annual total compensation of all other employees was approximately 28 to 1.
To identify the median compensated employee, we used Box 5, W-2 data for all individuals employed as of December 31, 2022, annualizing this data for those employees who joined the Company in 2022.
We believe our pay ratio presented above is a reasonable estimate. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio may not be comparable to the pay ratio reported by other companies.
Pay vs. Performance
As discussed in the CD&A above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of the Company’s financial, operational, and strategic objectives, and to align our executive pay with changes in the value

Proxy Statement for the 2023 Annual Meeting of Stockholders / 83

Executive Compensation
of our stockholders’ investments. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2022, 2021 and 2020.
	Summary Compensation Table Total for CEO ($)(1) (David O’Reilly)	Compensation Actually Paid to CEO ($)(2) (David O’Reilly)	Summary Compensation Table Total for CEO (Paul Layne) ($)(1)	Compensation Actually Paid to CEO ($)(2) (Paul Layne)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs ($)(2)(3)	Value of Initial Fixed $100 Investment Based on
Name							Total Stockholder Return ($)	Peer Group Total Stockholder Return(4) ($)	Net Income (Loss) (thousand) ($)	Total Segment EBT (thousand) ($)(5)
2022	2,565,250	452,100	—	—	2,434,454	1,425,508	60.26	105.65	184,533	430,070
2021	3,851,162	4,835,249	—	—	2,073,652	2,616,212	80.27	143.02	56,100	296,657
2020	4,923,118	4,242,224	4,067,723	(3,215,717)	2,375,887	726,039	62.25	97.83	(26,154)	201,245
(1)
The dollar amounts reported are the amounts of total compensation reported for our current CEO, Mr. O’Reilly, in the Summary Compensation Table for fiscal years 2022 and 2021. For 2020, the amounts reported are the amounts of total compensation reported for Paul Layne, who served as CEO until September 17, 2020 and Mr. O’Reilly, who served as Interim Chief Executive Officer from September 17, 2020 until he was promoted to Chief Executive Officer on December 1, 2020.

(2)
The dollar amounts reported represent the amount of “compensation actually paid” (“CAP”) as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our CEO or other NEOs during the applicable year, but also include (i) the year-end value of equity awards granted during the reported year, and (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or otherwise through the end of the reported fiscal year.

(3)
For 2022, reflects compensation information for our NEOs, other than our CEO, for 2022, as described in the CD&A of this proxy statement. For 2021, reflects compensation information for Mr. Cross, Mr. Riley, Mr. Scherl, and Ms. Loeffler. For 2020, reflects compensation information for Mr. Cross, Mr. Riley and Mr. Scherl.

(4)
Reflects cumulative total stockholder return of the S&P 500 Real Estate Index, as of December 31, 2022, weighted according to the constituent companies’ market capitalization at the beginning of each period for which a return is indicated. The S&P 500 Real Estate Index is the peer group used by the Company for purposes of Item 201(e) of Regulation S-K under the Exchange Act in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

(5)
See Annex A for additional information regarding Total Segment EBT.

To calculate the amounts in the “Compensation Actually Paid to CEO” column in the table above, the following amounts were deducted from and added to (as applicable) our CEOs’ “Total” compensation as reported in the Summary Compensation Table (SCT) for the applicable year:
Year	Summary Compensation Table Total for CEO (David O’Reilly) ($)	Reported Value of Equity Awards for CEO (David O’Reilly) ($)(1)	Equity Award Adjustments for CEO (David O’Reilly) ($)(2)	Compensation Actually Paid to CEO (David O’Reilly) ($)
2022	2,565,250	—	(2,113,150)	452,100
2021	3,851,162	(1,286,662)	2,270,749	4,835,249
2020	4,923,118	(2,868,418)	2,187,524	4,242,224
Year	Summary Compensation Table Total for CEO (Paul Layne) ($)	Reported Value of Equity Awards for CEO (Paul Layne)	Equity Award Adjustments for CEO (Paul Layne) ($)(2)	Compensation Actually Paid to CEO (Paul Layne) ($)
2022	—	—	—	—
2021	—	—	—	—
2020	4,067,723	(765,939)	(6,517,501)	(3,215,717)

(1)
Represents the grant date fair value of the equity awards to our CEO, as reported in the “Stock Awards” and “Option Awards” columns in the SCT for each applicable year.

84 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Compensation
(2)
Represents the year-over-year change in the fair value of equity awards to our CEO, as itemized in the table below. No awards vested in the year they were granted.

Fair Value of Equity Awards for CEO (David O’Reilly)	2022 ($)	2021 ($)	2020 ($)
As of year-end for awards granted during the year	—	1,392,177	2,902,431
Year-over-year increase (decrease) of unvested awards granted in prior years	(1,899,738)	801,118	(567,515)
Increase (decrease) from prior fiscal year-end for awards that vested during the year	(193,359)	77,454	(147,392)
Fair Value of Stocks and Options Forfeited during the year	(20,053)	—	—
Total Equity Award Adjustments	(2,113,150)	2,270,749	2,187,524
Fair Value of Equity Awards for CEO (Paul Layne)	2022 ($)	2021 ($)	2020 ($)
As of year-end for awards granted during the year	—	—	397,015
Year-over-year increase (decrease) of unvested awards granted in prior years	—	—	(2,746,157)
Increase (decrease) from prior fiscal year-end for awards that vested during the year	—	—	—
Fair Value of Stocks and Options Forfeited during the year	—	—	(4,168,359)
Total Equity Award Adjustments	—	—	(6,517,501)
To calculate the amounts in the “Average Compensation Actually Paid to Non-CEO NEOs” column in the table above, the following amounts were deducted from and added to (as applicable) the average of the “Total” compensation of our non-CEO named executive officers for each applicable year, as reported in the SCT for that year:
Year	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Average Reported Value of Equity Awards for Non-CEO NEOs ($)(1)	Average Equity Award Adjustments for Non-CEO NEOs ($)(2)	Average Compensation Actually Paid to Non-CEO NEOs ($)
2022	2,434,454	(641,149)	(367,797)	1,425,508
2021	2,073,652	(300,210)	842,770	2,616,212
2020	2,375,887	(1,426,644)	(223,204)	726,039

(1)
Represents the average of the grant date fair value of the equity awards to our named executive officers (other than our CEO), as reported in the “Stock Awards” column in the SCT for each applicable year.

(2)
Represents the average of the year-over-year change in the fair value of equity awards to our named executive officers (other than our CEO), as itemized in the table below. No awards vested in the year they were granted.

Fair Value of Equity Awards for Non-CEO NEOs	2022 ($)	2021 ($)	2020 ($)
As of year-end for awards granted during the year	609,885	287,688	834,601
Year-over-year increase (decrease) of unvested awards granted in prior years	(789,064)	542,836	(865,360)
Increase (decrease) from prior fiscal year-end for awards that vested during the year	(48,178)	12,246	(29,253)
Fair Value of Stocks and Options Forfeited during the year	(140,440)	—	(163,192)
Total Equity Award Adjustments	(367,797)	842,770	(223,204)

Proxy Statement for the 2023 Annual Meeting of Stockholders / 85

Executive Compensation
Pay-for-Performance Alignment
The following table identifies the five most important financial performance measures used by our Compensation Committee to link the CAP to our CEO and other NEOs in 2022, to company performance.
Financial Performance Measures
Total Segment EBT
Operating Assets NOI
Corporate Cash G&A
MPC EBT
Total Stockholder Return
The following charts on the following page reflect the CAP over the three-year period ended December 31, 2022 compared with the Company’s absolute and peer group TSR, Net Income and Total Segment EBT over the same period.

86 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Compensation
CAP vs. Net Income (Loss)
CAP vs. Total Segment EBT
CAP vs. Total Stockholder Return

Proxy Statement for the 2023 Annual Meeting of Stockholders / 87

Stockholder Proposals for 2024 Annual
Meeting of Stockholders
In order to be included in the Company’s proxy materials for the 2024 annual meeting of stockholders, a stockholder proposal (other than director nominations) must be received in writing by the Company at The Howard Hughes Corporation, 9950 Woodloch Forest Dr., Suite 1100 The Woodlands, Texas 77380, Attention: Corporate Secretary, by December 11, 2023, and otherwise comply with all requirements of the SEC for stockholder proposals.
If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2024 annual meeting of stockholders, you must give timely written notice of the proposal to the Company’s Corporate Secretary. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the above address no earlier than the close of business 120 days (January 26, 2024 ) nor later than the close of business 90 days prior (February 25, 2024) to the first anniversary date of the preceding year’s annual meeting. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s by-laws. A copy of the Company’s by-laws is available upon request from the Company’s Corporate Secretary.

Other Matters

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company. All the expenses involved in soliciting proxies for the Annual Meeting will be paid by the Company. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail, but may include telephone, email, or oral communications by directors, officers, or regular employees of the Company, acting without special compensation.
The Board is not aware of any other business that may be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
By Order of the Board of Directors,
David O’Reilly
Chief Executive Officer
The Woodlands, Texas
April 10, 2023

88 \ The Howard Hughes Corporation ● investor.howardhughes.com

ANNEX A
Reconciliation of Non-GAAP Measures
Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.
As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (EBT). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.
A reconciliation between EBT and Net income is presented below:
thousands	Operating Assets Segment	MPC Segment	Seaport Segment	Strategic Developments Segment	Total
Year ended December 31, 2022
Total revenues	$431,834	$408,365	$88,468	$679,763	$1,608,430
Total operating expenses	(194,496)	(173,905)	(104,393)	(504,036)	(976,830)
Segment operating income (loss)	237,338	234,460	(15,925)	175,727	631,600
Depreciation and amortization	(154,626)	(394)	(36,338)	(5,319)	(196,677)
Interest income (expense), net	(89,959)	50,305	3,902	17,073	(18,679)
Other income (loss), net	(1,140)	23	245	1,799	927
Equity in earnings (losses) from unconsolidated ventures	22,263	(1,407)	(36,273)	868	(14,549)
Gain (loss) on sale or disposal of real estate and other assets, net	29,588	—	—	90	29,678
Gain (loss) on extinguishment of debt	(2,230)	—	—	—	(2,230)
Segment EBT	$41,234	$282,987	$(84,389)	$190,238	$430,070
Corporate income, expenses and other items					(245,434)
Net income (loss)					184,636
Net (income) loss attributable to noncontrolling interests					(103)
Net income (loss) attributable to common stockholders					$184,533

thousands	Operating Assets Segment(a)	MPC Segment	Seaport Segment	Strategic Developments Segment	Total
Year Ended December 31, 2021
Total revenues	$442,698	$409,746	$55,008	$520,109	$1,427,561
Total operating expenses	(209,020)	(193,851)	(77,198)	(436,698)	(916,767)
Segment operating income (loss)	233,678	215,895	(22,190)	83,411	510,794
Depreciation and amortization	(163,031)	(366)	(30,867)	(6,512)	(200,776)
Interest income (expense), net	(75,391)	42,683	357	3,701	(28,650)
Other income (loss), net	(10,746)	—	(3,730)	2,536	(11,940)
Equity in earnings (losses) from unconsolidated ventures	(67,042)	59,399	(1,988)	(221)	(9,852)
Gain (loss) on sale or disposal of real estate and other assets, net	39,168	—	—	13,911	53,079
Gain (loss) on extinguishment of debt	(1,926)	(1,004)	—	—	(2,930)
Provision for impairment	—	—	—	(13,068)	(13,068)
Segment EBT	$(45,290)	$316,607	$(58,418)	$83,758	$296,657
Corporate income, expenses and other items					(247,733)
Net income (loss)					48,924
Net (income) loss attributable to noncontrolling interests					7,176
Net income (loss) attributable to common stockholders					$56,100

(a)
Total revenues includes hospitality revenues of $35.6 million for the year ended December 31, 2021. Total operating expenses includes hospitality operating costs of $30.5 million for the year ended December 31. 2021. In September 2021, the Company completed the sale of its three hospitality properties.

Net Operating Income (NOI)
We believe that NOI is a useful supplemental measure of the performance of our Operating Assets portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization, demolition costs; other income (loss); amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from real estate and other affiliates. All management fees have been eliminated for all internally managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of segment EBT to NOI for Operating Assets has been presented in the tables below.

	Year Ended December 31,
thousands	2022	2021
Operating Assets segment EBT	$41,234	$(45,290)
Add back:
Depreciation and amortization	154,626	163,031
Interest (income) expense, net	89,959	75,391
Equity in (earnings) losses from real estate and other affiliates	(22,263)	67,042
(Gain) loss on sale or disposal of real estate and other assets, net	(29,588)	(39,168)
(Gain) loss on extinguishment of debt	2,230	1,926
Impact of straight-line rent	(11,241)	(14,715)
Other	827	10,449
Operating Assets NOI	$225,784	$218,666
Company’s Share NOI – Equity Investees	9,061	4,081
Distributions from Summerlin Hospital Investment	4,638	3,755
Total Operating Assets NOI	$239,483	$226,502
Cash G&A
The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.
	Year Ended December 31,
thousands	2022	2021
General and Administrative
General and administrative (G&A)	$81,772	$81,990
Less: Non-cash stock compensation	(5,355)	(9,886)
Cash G&A	$76,417	$72,104
Condo Gross Profit
Year Ended December 31,
thousands	2022
Condo Gross Profit
Condominium rights and unit sales	$677,078
Adjusted condominium rights and unit cost of sales (a)	(481,270)
Condo adjusted gross profit	$195,808

(a)
Excludes $2.7 million charge in the second quarter of 2022 for the estimated costs related to construction defects at the Waiea tower.

ANNEX B
Reconciliation of Operating Assets NOI in Form 10-K to Operating Assets NOI for NEO Goals
(amounts in thousands)
thousands	Year Ended December 31, 2022
2022 Form 10-K-Operating Assets NOI	$225,784
Adjustments:
Lease termination fees	(1,278)
Expensed development costs and other	198
NEO Goals – Operating Assets NOI	$224,704
Reconciliation of Cash G&A in Form 10-K to Corporate Cash G&A for NEO Goals
thousands	Year Ended December 31, 2022
General and Administrative
General and administrative (G&A) – 2022 Form 10-K	$81,772
Less: Non-cash stock compensation	(5,355)
Cash G&A	$76,417
Less: Prior CFO severance adjustment	(2,300)
NEO Goals – Corporate Cash G&A	$74,117

ABOUT US

How we build. How you live. Howard Hughes. At Howard Hughes, our ambition is to curate vibrant communities that elevate the everyday, creating meaningful moments in great places where people can live their best lives – and thrive for generations to come.

From Wall Street to Waikiki, we design, build, own and manage some of the nation's most desirable neighborhoods and large-scale planned communities using our hallmark visionary approach to organically steward them for long-term success.

OUR VISION

Howard Hughes is dedicated to elevating the everyday – through our places, our people and our passion – and continually creating new ways of enjoying life.

OUR MISSION

At Howard Hughes, our mission is to enhance people's lives by building inspired, award-winning communities from Wall Street to Waikiki.

Our passionate professionals are energized by the opportunity to create a sense of discovery and wonder. To bring innovative approaches and perspectives to creating new ways of enjoying life. And to create vibrant, sustainable communities that reflect the diverse interests and priorities of their neighbors and residents. All of this to say that at Howard Hughes, we're not just about brick and mortar; we're about heart and soul. And the chance to enrich life's journey, every day.

Howard Hughes.

www.howardhughes.com

Howard Hughes

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THE HOWARD HUGHES CORPORATION

The Board of Directors recommends you vote FOR all the listed nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. William Ackman	☐	☐	☐
1b. David Eun	☐	☐	☐
1c. Adam Flatto	☐	☐	☐
1d. Beth Kaplan	☐	☐	☐
1e. Allen Model	☐	☐	☐
1f. David O'Reilly	☐	☐	☐
1g. R. Scot Sellers	☐	☐	☐
1h. Steven Shepsman	☐	☐	☐
1i. Mary Ann Tighe	☐	☐	☐
1j. Anthony Williams	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.	**For**	**Against**	**Abstain**
2. Advisory (non-binding) vote to approve executive compensation Say-on-Pay	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 4.	**For**	**Against**	**Abstain**
4. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2023	☐	☐	☐

THE HOWARD HUGHES CORPORATION9950 WOODLOCH FOREST DR., SUITE 1100THE WOODLANDS, TX 77380SCAN TOVIEW MATERIALS & VOTEVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 p.m. Eastern Time the day before the cut-off date or meetingdate. Have your proxy card in hand when you access the web site and follow theinstructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials,you can consent to receiving all future proxy statements, proxy cards and annual reportselectronically via e-mail or the Internet. To sign up for electronic delivery, please followthe instructions above to vote using the Internet and, when prompted, indicate thatyou agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.Eastern Time the day before the cut-off date or meeting date. Have your proxy cardin hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV03728-P863251a. William Ackman1c. Adam Flatto1b. David Eun1e. Allen Model1f. David O'Reilly1d. Beth Kaplan1i. Mary Ann Tighe1j. Anthony Williams1g. R. Scot Sellers1h. Steven Shepsman2. Advisory (non-binding) vote to approve executivecompensation Say-on-Pay3. Advisory (non-binding) vote on the frequencyof advisory votes on executive compensation4. Ratification of the appointment of KPMG LLP as ourindependent registered public accounting firm for fiscal20231. Election of DirectorsNominees:THE HOWARD HUGHES CORPORATIONThe Board of Directors recommends you vote FORall the listed nominees:The Board of Directors recommends you vote FORProposal 2.The Board of Directors recommends you vote1 YEAR on Proposal 3.The Board of Directors recommends you vote FORProposal 4.NOTE: To transact any other business that may properlycome before the Annual Meeting of Stockholders or anyadjournments or postponements thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.For Against AbstainFor Against Abstain1 Year 2 Years 3 Years AbstainFor Against AbstainSignature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Annual Meeting of StockholdersPier 17 Green RoomPier 17, 89 South Street, 3rd Floor, New York, NY 10038Thursday, May 25, 2023Meeting begins promptly at 9:00 a.m. Eastern TimePlease plan to arrive early as there will beno admission after the meeting beginsProof of ownership as of the record date and photo identificationare required to attend the Annual Meeting Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. THE HOWARD HUGHES CORPORATIONAnnual Meeting of StockholdersMay 25, 2023 9:00 A.M. Eastern TimeThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) David R. O'Reilly and Carlos A. Olea or any of them, as proxies, each with the powerto appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot,all of the shares of common stock of THE HOWARD HUGHES CORPORATION that the stockholder(s) is/are entitled to vote at theAnnual Meeting of Stockholders to be held at 9:00 A.M., Eastern Time, on Thursday, May 25, 2023 and at any adjournmentsor postponements thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, thisproxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors, FORProposals 2 and 4 and 1 YEAR for Proposal 3. This proxy authorizes David R. O'Reilly and Carlos A. Olea to vote at their discretion on any other matter that may properly come before the meeting or for any adjournmentor postponement of the meeting.Continued and to be signed on reverse side